Exhibit 2.1

EXECUTION COPY

AGREEMENT OF SALE AND PURCHASE

THE STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made by and between STRATUS BLOCK 21, L.L.C., a Delaware limited liability company, formerly known as CJUF II STRATUS BLOCK 21, LLC (“Seller”), and RYMAN HOSPITALITY PROPERTIES, INC., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

I.

Sale and Purchase

1.01     The Property. Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth: (a) the condominium units and other real property interests described on Exhibit A attached to this Agreement and incorporated herein by reference (the “Units”), together with all improvements thereon and fixtures attached thereto (the “Improvements”) and all of Seller’s right, title and interest in and to all appurtenances to the Units, to the extent but only to the extent the same relate to the Units and not any other property (the “Appurtenances”) (the Units, the Improvements and the Appurtenances are referred to in this Agreement collectively as the “Real Property”); and (b) all of Seller’s right, title and interest in and to (i) all leases for the occupancy of space within the Master Office Unit, Commercial Master Unit 1, Commercial Master Unit 2, Commercial Master Unit 3, Commercial Master Unit 4 and Venue Master Unit (as amended or modified, the “Tenant Leases”), (ii) all operating agreements, management contracts, service contracts, and other agreements relating to the operation and maintenance of the Real Property (the “Contracts”); (iii) certain reserve accounts that are described on Exhibit A-3 attached to this Agreement and incorporated herein by reference and all funds therein (collectively, the “Reserve Accounts”); (iv) all of Seller’s right, title and interest, if any, in and to all items of personal property situated upon or within the Real Property, which pertain to and are used in connection with the operation and maintenance of the Real Property, including, without limitation, the personal property described on Exhibit A-4 attached to this Agreement and incorporated herein by reference (the “Personalty”); and (v) the intangible personal property described on Exhibit A-6 attached to this Agreement and incorporated herein by reference, to the extent but only to the extent the same are transferable by Seller and relate to all or any part of the Real Property (the “Intangible Personal Property”). The Tenant Leases, Contracts, Reserve Accounts, Personalty, and Intangible Personal Property are referred to in this Agreement collectively as the “Personal Property”. The Real Property and the Personal Property are referred to in this Agreement collectively as the “Property”. The foregoing notwithstanding, the Parties acknowledge and agree that the property and accounts listed on Exhibit A-7 are excluded from the definition of the Property and are not included in the sale of the Property to Purchaser.

1.02     Block 21 Service Company Contract. Contemporaneously with the execution of this Agreement, Stratus Block 21 Investments, L.P., a Texas limited partnership and an Affiliate of Seller (“Stratus Block 21 Investments”), and Purchaser are entering into that certain Membership Interests Purchase Agreement (the “Block 21 Service Company Contract”) for the sale and purchase of all of the membership interests in Block 21 Services Company, LLC, a Texas limited liability company (“Block 21 Service Company”). Closing under this Agreement will occur contemporaneously with the closing under the Block 21 Service Company Contract, and, notwithstanding anything herein to the contrary, the closing under each contract is a condition to the closing under the other contract.

II.

Consideration

2.01     Purchase Price. The Parties agree that the total purchase price under this Agreement (the “Purchase Price”) and the Block 21 Service Company Contract (the “Block 21 Purchase Price”) is TWO HUNDRED SEVENTY-FIVE MILLION AND 00/100 U.S. DOLLARS ($275,000,000.00), and the Purchase Price is subject to the adjustments and prorations as set forth herein. The Parties shall use their commercially good faith efforts to agree upon the Purchase Price and the Block 21 Purchase Price, as well as any sub-allocations of the Purchase Price and the Block 21 Purchase Price among the various assets being conveyed under such contracts on or prior to the Closing Date; provided, however, that (a) all allocations and sub-allocations described in this Section 2.01 (both those agreed upon by the Parties and those made unilaterally by either Party absent such agreement) shall be made in a manner that is consistent with the percentages of the aggregate of the purchase price under the Block 21 Service Company Contract and the Purchase Price as are assigned to the various components of the Property on Exhibit B attached hereto, and (b)(i) such agreement shall not be a condition to either Party’s obligation to close hereunder or under the Block 21 Service Company Contract, and (ii) absent such agreement, each Party shall be free for all purposes to report such allocations and sub-allocations to any and all third parties in such manner as such Party deems appropriate so long as it is consistent with the percentages of the aggregate of the purchase price under the Block 21 Service Company Contract and the Purchase Price as are assigned to the various components of the Property on Exhibit B attached hereto.

2.02     Payment of the Purchase Price. The Purchase Price will be payable by assumption of the Loan Balance (defined below) of the Goldman Loan (defined below) and the remainder of the Purchase Price will be payable in full in cash or other readily available funds at the Closing (as hereinafter defined).

2.03     Earnest Money. In order to secure Purchaser’s performance of this Agreement, Purchaser must, within three (3) business days after the Effective Date (hereinafter defined) of this Agreement, deposit $15,000,000.00 in cash or other readily available funds with Heritage Title Company of Austin, Inc. (the “Title Company”), Attention: Amy Fisher, 401 Congress Avenue, Suite 1500, Austin, Texas 78701; telephone (512) 505-5000; facsimile (512) 505-5024; email: afisher@heritagetitle.com. All cash deposited with the Title Company pursuant to the terms of this Section 2.03 will be placed in an interest-bearing account approved by the Parties and all such cash, together with all interest earned thereon, is referred to in this Agreement, collectively, as the “Earnest Money”. Seller and Purchaser acknowledge and agree that Gregg

Krumme of Armbrust & Brown PLLC, not acting in a fiduciary capacity for Seller, will serve as the closing agent for the Title Company, at no additional cost or expense to Purchaser. The Underwriter (defined below) has issued an insured closing letter that is satisfactory to Purchaser, a copy of which is attached hereto as Exhibit B-1, and which must remain in effect through Closing, as a condition to Purchaser’s obligation to close. All closing documents shall be delivered to the attention of Amy Fisher at the Title Company. Closing will fund through the escrow account of the Title Company. The Earnest Money shall be held, delivered and/or applied in accordance with the terms and provisions of Section 8.06 of this Agreement. Purchaser’s delivery of the Earnest Money is a condition precedent to Seller’s obligations under this Agreement and Purchaser’s rights under this Agreement.

2.04     Independent Contract Consideration. Purchaser shall, within three (3) business days after the Effective Date of this Agreement, pay directly to Seller, independent contract consideration in the amount of $100.00 (the “Independent Contract Consideration”). The Independent Contract Consideration is nonrefundable to Purchaser and shall be retained by Seller notwithstanding any other provision of this Agreement to the contrary, but shall be credited against the Purchase Price at the Closing (hereinafter defined). Seller will have no obligation to maintain the Independent Contract Consideration in a separate or segregated account, nor will Seller will have any obligation to pay or credit to Purchaser any interest on the Independent Contract Consideration. If Purchaser fails for any reason to pay the Independent Contract Consideration to Seller, then, notwithstanding any provision in this Agreement to the contrary: (i) Purchaser will not have the right to terminate this Agreement under the terms of Section 3.01 of this Agreement; and (ii) Purchaser will be liable to Seller in damages for the full amount of the Independent Contract Consideration (in addition to any other rights and remedies which may be available to Seller).

III.

Purchaser’s Inspection Rights

3.01     Inspection Period. Seller and Purchaser acknowledge and agree that this Agreement does not provide for an “Inspection Period.” Purchaser acknowledges and agrees that Purchaser has had sufficient opportunity prior to the Effective Date to conduct its due diligence and inspections with regard to the Property and has agreed, in Purchaser’s sole and absolute discretion, to waive any right to terminate this Agreement due to such diligence and inspections, subject, however, to the other terms of this Agreement.

3.02     Property Information. The Parties agree that, prior to the Effective Date, Seller furnished to Purchaser (among other items) copies of the items set forth on Exhibit C attached hereto and incorporated herein if and to the extent the same existed, were in Seller’s possession or control, and concern the Property. Purchaser has had an opportunity to review and copy any third party reports and other information which are in Seller’s files which relate to the physical condition of the Real Property or the status of the governmental approvals or utility commitments for the Real Property (collectively, the “Property Condition”). In no event, however, is Seller required to furnish to Purchaser any internal reports, memoranda or other items prepared by Seller’s own employees, any proprietary information of Seller, any communications from Seller’s attorneys, or any third party reports dealing with matters other than the Property Condition (including without limitation any property appraisals, financial analyses, market analyses and other similar items). The items referenced in this Section 3.02, together with all other information provided by Seller to Purchaser are referred to in this Agreement collectively as the “Property Information”. Purchaser acknowledges receipt of and the opportunity to the review the Property Information prior to the Effective Date. Notwithstanding any provision in this Agreement, to the contrary, Purchaser agrees and acknowledges that: (i) the Property Information is delivered to Purchaser solely as an accommodation to Purchaser; (ii) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information, except as otherwise specifically provided in this Agreement or the closing documents executed by Seller pursuant to this Agreement; (iii) the Property Information was delivered to Purchaser in its “AS IS” and “WITH ALL FAULTS” condition and Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information, except as otherwise specifically provided in this Agreement or in the closing documents executed by Seller pursuant to this Agreement; and (iv) Seller shall have no liability or culpability of any kind or nature as a result of providing the Property Information to Purchaser or as a result of Purchaser’s reliance on any of the Property Information or any information set forth or referred to therein or disclosed thereby, except as otherwise specifically provided in this Agreement or in the closing documents executed by Seller pursuant to this Agreement.

3.03     Conditions to Access. Seller has allowed, and while this Agreement is in effect, Seller will continue to allow any officers, directors, employees, lenders, agents, consultants, representatives and attorneys of Purchaser who conduct due diligence or are otherwise involved in the transaction (the “Purchaser’s Representatives”) access to the Real Property for the purpose of conducting any due diligence reasonably related to the purchase of the Property, subject to the following limitations:

(a)     Access to the Real Property shall be at reasonable times during normal business hours upon at least two (2) business days’ notice (via email) to Seller. Purchaser shall provide to Seller in advance the names, addresses and scope of work for each consultant, contractor and agent who will be conducting any studies, investigations or inspections at the Real Property and representatives of Seller may accompany Purchaser’s Representatives during each such visit.

(b)     Prior to such time as Purchaser or any of Purchaser’s Representatives enter the Real Property, Purchaser and/or the Purchaser’s Representatives who are entering the Real Property shall obtain and maintain Commercial General Liability Insurance on an “occurrence” basis, covering Purchaser and Purchaser’s Representative’s activities on or about the Real Property, including (i) coverage against claims for bodily injury, personal injury (with employee and contractual exclusions deleted), property damage and death, and (ii) broad form contractual liability coverage (which includes, without limitation, coverage for the indemnity and hold harmless agreement set forth in Article III). Each policy must be written on an “occurrence” basis, if available, and must provide coverage with a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, and in aggregate. If any such policy is not available on an “occurrence” basis, and such policy is written on a “claims made” basis, such policy shall be subject to Seller’s prior written approval. Each policy must be written so that the effective (or retroactive) date of the policy is prior to the date of Purchaser’s and Purchaser’s Representative’s first entrance onto the Real Property. Any “claims made” basis policy shall be maintained until the expiration of any applicable statute of limitations, but in any event for a period of not less than one (1) year following the Effective Date. Purchaser and Purchaser’s Representatives shall furnish Seller with certificates showing that each policy of insurance required hereunder: (i) is being maintained as required herein, (ii) cannot be changed or cancelled without at least thirty (30) days advance written notice to Seller; and (iii) includes endorsements naming the following entities as additional insureds under such policies: Seller, Block 21 Service Company, and Hotel Operator (defined below). If any such insurance policy expires before the termination of Purchaser’s and Purchaser’s Representative’s obligation to carry such insurance pursuant to this Agreement, Seller shall be provided with renewal certificates or binders at least fifteen (15) days prior to such expiration together with evidence of the payment of premiums thereon

(c)     Purchaser’s and Purchaser’s Representatives’ access and investigations (i) shall not interfere in any material or unreasonable manner with the operation of the Real Property, the Hotel (defined in Exhibit V) on the Hotel Master Unit (defined in Exhibit V), the music venues on the Real Property or the rights of tenants on the Real Property, and (ii) shall comply with the terms of the Hotel Operating Agreement (defined below) and the Tenant Leases, as applicable.

(d)     Purchaser and Purchaser’s Representatives shall not contact any tenant without first obtaining Seller’s written consent, which Seller may withhold in Seller’s sole discretion, and providing Seller or its designated representative the right to be present during such contact if Seller’s consent is granted.

(e)     Seller or its designated representative shall have the right to (i) be present for any physical inspections or testing of the Real Property, and (ii) pre-approve any invasive or destructive testing of the Real Property in Seller’s sole discretion. Purchaser and Purchaser’s Representatives shall not conduct any invasive or destructive testing without Seller’s prior written consent, which Seller may withhold in Seller’s sole discretion and Seller or its designated representatives shall have the right to be present during any physical testing of the Real Property.

(f)     Purchaser and Purchaser’s Representatives shall not destroy or damage any portion of the Real Property and Purchaser shall repair promptly any physical damage caused by its studies or investigations and shall promptly restore the Real Property to substantially the same condition as it existed immediately prior to any test or inspection.

(g)     Except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Real Property and except for Purchaser or any of Purchaser’s Representatives contacting municipal authorities to confirm the zoning of the Real Property and make customary inquiries or examinations of public records regarding compliance with applicable zoning, building and safety laws, Purchaser or Purchaser’s Representative shall not contact any governmental official or representative regarding the

Property without Seller’s prior written consent thereto, which consent may be granted or withheld in the Seller’s sole and absolute discretion If Seller consents to any such governmental contact, Seller shall be entitled to receive at least two (2) business days prior written notice of the intended contact and to have a representative present (whether telephonically or in person) when Purchaser or any Purchaser’s Representatives have any such contact with any governmental official or representative.

(h)     All inspections shall be at Purchaser’s sole expense and shall be conducted in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials.

(i)     Purchaser shall keep the Real Property free and clear of any and all mechanic’s liens, materialmen’s liens and other liens arising out of Purchaser’s and Purchaser’s Representative’s entrance onto and inspections and work on the Real Property.

(j)     All rights of entry by Purchaser and Purchaser’s Representatives will terminate automatically upon any termination of this Agreement.

3.04     Covenants.

(a)     Purchaser shall hold, and shall cause each of the Purchaser’s Representatives to hold, in strict confidence and not disclose to any other person without the prior written consent of Seller: (i) any information in respect of the Property that Seller delivered or made available to Purchaser or any Purchaser’s Representatives (whether at a designated physical or on-line location), (ii) any information in respect of the Property prepared by or for Purchaser or discovered by Purchaser or any of Purchaser’s Representatives; and (iii) the identity of any direct or indirect owner of any beneficial interest in Seller. In the event this Agreement is terminated, Purchaser shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such information (w) as necessary in connection with any dispute with Seller hereunder, (x) on a need-to-know basis to Purchaser’s Representatives, but subject to Purchaser’s Representatives being bound by the other limitations of this Agreement, (y) as any governmental agency may require in order to comply with applicable laws or court order, and (z) to the extent that such information is generally known to the public, other than as a result of the actions or omissions of Purchaser or Purchaser’s Representatives.

(b)     If Closing does not occur, upon Seller’s request, Purchaser shall deliver promptly to Seller copies of the written results of any inspections, tests, studies, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Purchaser or any of Purchaser’s Representatives in connection with Purchaser’s due diligence, excluding any drafts, attorney-client privileged communications, or internally generated work product (herein, the “Purchaser Due Diligence Materials”). Notwithstanding the delivery of such written results, Seller acknowledges that it shall not be entitled to rely upon the same unless Seller obtains a reliance letter or other authorization to rely upon the same.

(c)     Purchaser shall inform all of Purchaser’s Representatives of this Agreement and shall cause them to comply with this Agreement and the obligations of such parties hereunder.

(d)     The provisions of this Section 3.04 shall survive any termination of this Agreement.

3.05     Indemnity. Purchaser hereby agrees to indemnify, defend, protect and hold Seller and each of the other Seller Parties (as defined below) free and harmless from and against any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from: (i) the breach of the terms of this Article III by Purchaser, or (ii) the activities of Purchaser or Purchaser’s Representatives arising from access to, entrance upon, or inspection of Real Property by the Purchaser or any Purchaser’s Representatives (each a “Claim”). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, however: (i) Purchaser’s indemnification obligations under this Section 3.05 shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Real Property; but (ii) Purchaser’s indemnification obligations under this Section 3.05 will apply to any exacerbation of a pre-existing environmental or physical condition at the Real Property and to any disclosure of a pre-existing environmental or physical condition in violation of Purchaser’s confidentiality obligations under this Agreement. The failure of Purchaser or any Purchaser’s Representative to obtain or maintain the insurance required in Section 3.03(b) above or any denial of a claim made on such policies to cover Purchaser’s obligations under this Section 3.05 shall not limit or affect Purchaser’s obligations under this Section 3.05 in any manner. As used herein, the term “Seller Parties” shall mean and include, collectively: (i) Seller; (ii) Seller’s attorneys; (iii) Seller’s brokers; (iv) any officer, director, employee or agent of Seller, Seller’s attorneys, Seller’s brokers, or any direct or indirect owner of any beneficial interest in Seller; (v) Block 21 Service Company, and (vi) Hotel Operator. The provisions of this Section 3.05 shall survive the termination of this Agreement.

3.06     Waiver and Release. PURCHASER, FOR ITSELF AND THE PURCHASER’S REPRESENTATIVES, HEREBY WAIVES AND RELEASES SELLER AND EACH OF THE SELLER PARTIES FROM ALL CLAIMS RESULTING DIRECTLY OR INDIRECTLY FROM ACCESS TO, ENTRANCE UPON, OR INSPECTION OF THE REAL PROPERTY BY PURCHASER OR PURCHASER’S REPRESENTATIVES, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, SELLER PARTIES OR THEIR AFFILIATES OR AGENTS. The provisions of this Section 3.06 shall survive the termination of this Agreement.

IV.

Title and Survey

4.01     Title. Prior to the Effective Date Seller obtained and delivered to both Seller and Purchaser: (a) a title commitment with GF# 201901411 and issuance date of November 7, 2019

(the “Title Commitment”) pursuant to which the Title Company through First American Title Insurance Company (the “Underwriter”) commits to issue to Purchaser an owner’s policy of title insurance, on the standard form promulgated by the Department of Insurance of the State of Texas, providing title insurance coverage with respect to the Real Property in the amount of the Purchase Price (should the Parties fail to agree on the Purchase Price, then the Title Policy (as hereafter defined) shall be in the amount of $275,000,000.00 less the amount Purchaser has allocated as the purchase price under the Block 21 Service Company Contract), and (b) copies of all title exception documents which are referenced in the Title Commitment (the “Title Review Documents”). All items which are reflected or disclosed on or within the Title Commitment and/or the Title Review Documents are referred to in this Agreement collectively as the “Title Review Items”.

4.02     Survey. Seller has furnished to Purchaser a copy of an existing on-the-ground survey of the land within the Real Property (the “Land”) and Improvements prepared by Clifton Seward, Registered Professional Land Surveyor No. 4337 of Ramsey Land Surveying, Inc., and having an effective date of December 30, 2015 (the “Existing Survey”). All items which are reflected or disclosed on the Existing Survey are referred to in this Agreement collectively as the “Existing Survey Review Items”. Purchaser shall have the right, at its sole cost and expense, to obtain an update to the Existing Survey or a new Survey of the Land and Improvements thereon so long as Purchaser obtains, and provides Seller a copy of, such update or new Survey on or before the date that is twenty (20) days after the Effective Date. Any update to the Existing Survey, or new survey, obtained on or before the date that is twenty (20) business days after the Effective Date, is referred to herein as the “Survey”.

4.03     Permitted Exceptions. Purchaser acknowledges and agrees that Purchaser has received, reviewed and waived any right to terminate this Agreement as a result of the Title Review Items and the Existing Survey Review Items except that Seller agrees to satisfy all requirements of the Title Company with respect to those items which are set forth on Schedule C of the Title Commitment as applicable to Seller other than the liens and other items evidencing or securing the Goldman Loan being assumed by Purchaser at the Closing (the “Seller Schedule C Items”). Purchaser agrees to cooperate fully with Seller, at no cost or liability to Purchaser, in order to satisfy all such requirements. The term “Permitted Exceptions” shall mean all Title Review Items and the Existing Survey Review Items other than the Seller Schedule C Items.

4.04     Additional Title Objections. Seller will cause the Title Commitment to be renewed and updated from time to time, as necessary to keep the Title Commitment in full force and effect to and through the Closing Date. If any additional title exceptions or other matters affecting the Real Property are revealed by any update of the Title Commitment or the Survey that were not included in the Title Review Items or the Existing Survey Review Items, Purchaser will have five (5) days after the later of receipt of any updated Title Commitment or receipt of the Survey to object to such new matters (“Title Objections”) by written notice to Seller. If Seller does not receive from Purchaser a written notice specifying Title Objections within such five (5) day period, then all of such new items shall be considered to be “Permitted Exceptions” hereunder. Seller shall not be obligated to cure any of the Title Objections or to incur any costs, fees or expenses or initiate any action to cure or attempt to cure any of the Title Objections other than matters created by Seller in violation of any terms of this Agreement (“Seller Violation

Matters”); however, Seller shall be obligated to cure/remove all Seller Violation Matters prior to Closing. In the event that Seller fails to cause all of the Title Objections to be cured or removed as exceptions to title within the earlier to occur of (i) fifteen (15) days after receipt of the Title Objections or (ii) the date that is five (5) days prior to the Closing Date, (the “Title Curative Period”), then Purchaser may, as Purchaser’s sole and exclusive remedy, terminate this Agreement by delivering to Seller a written notice of termination within five (5) days after the earlier of the expiration of the Title Curative Period or one (1) day before the Closing Date (the “Title Termination Period”). Alternatively, Purchaser may elect to purchase the Property subject to all matters related to the Title Objections which have not been cured or removed. If Purchaser does not deliver to Seller a written notice of termination on or before the final day of the Title Termination Period, then Purchaser will be deemed to have waived the Title Objections and Purchaser’s right of termination under this Section 4.04, and in such event all of the matters which were objected to by Purchaser shall be deemed to be Permitted Exceptions under this Agreement.

V.

Closing

5.01     Closing Date. This transaction shall close at the Title Company’s offices or other location acceptable to the Parties on or before the date which is the earlier to occur of (a) Closing Deadline, or (b) ten (10) business days after the later to occur of the date of the Loan Assumption Approval (defined below), the Hotel Operating Agreement Assumption Approval (defined below), and the HSR Approval (defined below). The closing of the transaction evidenced by this Agreement is referred to in this Agreement as the “Closing” and the actual date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. The “Closing Deadline” is the date that is one hundred eighty (180) days after the Effective Date.

5.02     Seller’s Closing Obligations. At the Closing, subject to the satisfaction or waiver by Seller of Seller’s conditions to Closing, Seller shall, at Seller’s sole cost and expense:

(a)     execute and deliver to Purchaser a special warranty deed in the form of Exhibit D attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary and with a description of the Units attached thereto as Exhibit A and the Permitted Exceptions list attached thereto as Exhibit B (the “Deed”);

(b)     deliver to Purchaser the original Tenant Leases, if available (and to the extent originals are not available, Seller will provide copies) and copies of all correspondence related thereto in the possession or control of Seller for the period between the Effective Date and the Closing Date;

(c)     deliver to Purchaser an update to the Rent Roll (defined below) reflecting the status of rental payments under the Tenant Leases and, the amount of security deposits held by Seller in connection therewith (the “Updated Rent Roll”);

(d)     execute and deliver to Purchaser an assignment and assumption of leases and security deposits in the form of Exhibit E attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Land attached thereto as Exhibit A and with a copy of the Updated Rent Roll attached thereto as Exhibit B (the “Assignment of Leases”);

(e)     execute and deliver to Purchaser an assignment and assumption of contracts in the form of Exhibit F attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Units attached thereto as Exhibit A and with a list of the Contracts attached thereto as Exhibit B (the “Assignment of Contracts”);

(f)     execute and deliver to Purchaser a general assignment and assumption agreement in the form of Exhibit G attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Land attached thereto as Exhibit A, with the list of Intangible Personal Property attached thereto as Exhibit B-1 and with the list of Personal Property attached thereto as Exhibit B-2 (the “General Assignment”);

(g)     execute and deliver to Purchaser a notice to each of the tenants under the Tenant Leases in the form of Exhibit H attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary (collectively, the “Tenant Notice Letters”);

(h)     execute and deliver all necessary documents required in connection with the assumption of the Goldman Loan by Purchaser and in connection with the release of Seller and Stratus Properties Inc., a Delaware corporation (“Stratus”);

(i)     execute and deliver all necessary documents required by Starwood in connection with the assumption of the Hotel Operating Agreement by Purchaser and in connection with the release of Seller;

(j)     execute and deliver all necessary documents required to evidence the termination of the Facilities Use Agreement (defined below);

(k)     execute and deliver, and cause Stratus Block 21 Investments and the Title Company to execute and deliver to Purchaser, the Escrow Agreement (defined below) and deliver the Escrow Funds (defined below) to the Title Company;

(l)     cause the Title Company to issue a pro forma owner policy of title insurance to Purchaser, in the amount provided in Section 4.01 above, reflecting Purchaser as the insured owner of the Real Property, subject only to the Permitted Exceptions, and containing such endorsements thereto as are available for the Property and required by Purchaser;

(m)     execute and deliver to Purchaser a “non-foreign” certificate sufficient to establish that withholding of tax is not required in connection with this transaction;

(n)     deliver to Purchaser certificate(s)/registration(s) of title for any vehicle owned by Seller and used in connection with the Property and reflected on Exhibit A-5 attached hereto;

(o)     make available to Purchaser at the Property or in digital format, to the extent in Seller’s possession or reasonably available to Seller, originals of the following items (1) complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property; and (2) as-built plans and specifications for the Property;

(p)     deliver to Purchaser all original Warranties and Guaranties (defined below) in Seller’s possession or reasonably available to Seller;

(q)     deliver to Purchaser resignations of all Affiliates of Seller from each board of directors of the Master Condominium and Sub-Condominium;

(r)     deliver to Purchaser an executed Assignment or Declarant Rights for each of the Master Condominium and Sub-Condominium in the form attached hereto as Exhibit T; and

(s)     execute and deliver such other documents as are customarily executed by a seller in connection with the conveyance of similar property in Travis County, Texas, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, certificates of good standing, corporate resolutions and any other instruments reasonably required by the Purchaser or the Title Company.

In addition, (i) at Closing, Seller will (A) provide Purchaser with documentation of the current balances of the Reserve Accounts as of the Closing Date (the “Reserve Account Balances”), and (B) either transfer the Reserve Account Balances to new accounts established by Purchaser in connection with the Loan Assumption or credit Purchaser at Closing in the amount of the Reserve Accounts, and (ii) at Closing, Seller will deliver to Purchaser certificates from the applicable State taxing authorities and local taxing authorities, dated no earlier than sixty (60) days prior to Closing, stating that all hotel, motel and other occupancy taxes, sales taxes and personal property taxes due and payable for the Property have been paid other than any amounts which may be owing as a result of the Sales Tax Audit (defined on Exhibit J attached hereto) and, if any such taxes have not been paid, the amount due and payable as of the Closing Date (other than any amounts which may be owing as a result of the Sales Tax Audit).

Seller agrees to cause Stratus Block 21 Investments to cause Block 21 Service Company to execute and deliver such of the documents as are required to be executed by Block 21 Service Company to consummate the closing of this transaction at Closing.

5.03     Purchaser’s Closing Obligations. At the Closing, subject to the satisfaction or waiver by Purchaser of Purchaser’s conditions to Closing, Purchaser shall, at Purchaser’s sole cost and expense:

(a)     deliver to the Title Company the Purchase Price (less the Earnest Money, proration amounts, the Loan Balance and other credits hereunder to which Purchaser is entitled) plus the full amount of all expenses and other sums which Purchaser is required to pay to Seller under the terms of this Agreement, all for disbursement in accordance with the terms and provisions of this Agreement;

(b)     execute and deliver to Seller the Deed, the Assignment of Leases, the Assignment of Contracts, and the General Assignment;

(c)     consummate closing of the Loan Assumption (defined below) pursuant to the Loan Assumption Approval (defined below);

(d)     consummate closing of the Hotel Operating Agreement Assumption (defined below) pursuant to the Hotel Operating Agreement Assumption Approval (defined below);

(e)     execute and deliver to each of the tenants the Tenant Notice Letters;

(f)     execute and deliver to Seller and the Title Company the Escrow Agreement; and

(g)     execute and deliver such other documents as are customarily executed by a purchaser in connection with the conveyance of similar property in Travis County, Texas, including all required closing statements, evidences of authority to execute documents, certificates of good standing, corporate resolutions, and other instruments which are reasonably required by the Seller or the Title Company.

The Deed will be recorded in the Real Property Records of Travis County, Texas, prior to the recordation by Purchaser of any liens or encumbrances against the Real Property. None of the rights of Seller under this Agreement or under any of the agreements executed by the Parties at or in connection with the Closing will be subordinate or inferior to any liens or encumbrances created by Purchaser against the Real Property.

5.04     Closing Costs. Seller and Purchaser each agrees to pay the following costs at Closing, in addition to any other amounts set forth in this Agreement.

(a)     At or prior to the Closing, Seller must pay: (i) the basic premium for the owner policy of title insurance in the amount provided in Section 4.01 above (the “Title Policy”) and all inspection fees and other additional premiums or expenses of any kind or nature incurred in connection with the Title Policy other than the cost of endorsements thereto requested by Purchaser; (ii) all costs incurred in connection with the preparation and recordation of any releases of existing liens against the Property other than those securing the Goldman Loan; (iii) one-half (1⁄2) of all recording fees charged in connection with any other documents which are recorded pursuant to the terms of this Agreement; (iv) one half (1/2) of any escrow or closing fee charged by the Title Company in connection with this Agreement; (v) one-half (1⁄2) of the Loan Assumption Fees (defined below); and (vi) any other closing costs customarily paid by a seller of similar property in Travis County, Texas, except as may be otherwise provided in this Agreement.

(b)     At or prior to the Closing, Purchaser must pay: (i) all charges for any endorsements to the Title Policy; (ii) one-half (1⁄2) of the Loan Assumption Fees; (iii) all expenses incurred in connection with the Survey; (iv) all expenses relating to Purchaser’s Hotel Operating Agreement Assumption; (v) one-half (1⁄2) of all recording fees charged in connection with any documents which are recorded pursuant to the terms of this Agreement; (vi) one-half (1/2) of any escrow fee charged by the Title company in connection with this Agreement; and (vii) any other closing costs customarily paid by a purchaser of similar property in Travis County, Texas, except as may otherwise be provided in this Agreement.

(c)     Each Party will be responsible for the payment of its own attorneys’ fees.

(d)     All fees required to be paid in connection with filings required under the HSR Act (defined below) or other Antitrust Laws (defined below) in order to consummate the transactions contemplated hereby shall be paid in full by Purchaser. All out-of-pocket expenses incurred by the Purchaser or the Seller in connection with their respective obligations pursuant to Section 6.13 shall be borne by the Party incurring such expenses.

5.05     Prorations.

(a)     Subject to the terms and methodology provided on Exhibit U attached hereto and made a part thereof, which shall control over any contrary provision of this Section 5.05 with respect to certain prorations relating to Hotel operations, all normally and customarily proratable items, including, without limitation, real estate and personal property taxes (“Taxes”), utility expenses, expenses arising under the Contracts, condominium association assessments and expenses and rents and expenses arising under the Tenant Leases, will be prorated as of the Closing Date, Seller being charged and credited for all of the same through the day before the Closing Date and Purchaser being charged and credited for all of the same on and after the Closing Date.

(b)     If the Taxes for the year of Closing are not known as of the Closing Date, the proration for Taxes will be determined based upon the appraised value of the Real Property and the tax rates applicable to the Real Property during the year prior to the calendar year of the Closing; provided, however, if the lawsuit described in item 3 of Exhibit I has been finally determined as of the Closing, the value determined in such lawsuit shall be used to calculate the tax rates for the year of Closing.

(c)     If the actual amounts to be prorated with respect to income or expenses other than Taxes are not known as of the Closing Date, the prorations with respect to those items shall be made on the best information then available.

(d)     With respect to Taxes and other income or expenses, after the actual amounts thereof are known, adjustments, if needed, will be made between Seller and Purchaser.

(e)     Utilities for the Real Property, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and Purchaser will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities in advance, then Purchaser shall be charged its portion of such payment at Closing.

(f)     All deposits held by the providers of utility services to the Real Property shall, at Seller’s option, be refunded to the Seller by the appropriate utility providers, or be assigned to Purchaser at the Closing, with the assigned amounts being paid by Purchaser to Seller at Closing. Purchaser shall be solely responsible to make arrangements for the continuation of utility services to the Real Property, including without limitation, the obligation to post new utility deposits in the event Seller elects to obtain a refund of Seller’s existing deposits from the providers of utility services. Seller will notify Purchaser at least ten (10) days prior to Closing of any utility deposits which Seller intends to have refunded.

(g)     All security deposits under the terms of the Tenant Leases shall be delivered or credited to Purchaser at the Closing, and Purchaser will assume all liabilities and obligations of Seller in connection with such security deposits.

(h)     All rents, expense reimbursements and other income collected with respect to the Real Property as of the Closing Date for the then current month shall be prorated as of the Closing Date. With respect to uncollected rents for any period prior to Closing (the “Seller’s Rents”), Purchaser shall pay to Seller all of Seller’s Rents as and when collected. Purchaser shall make a diligent attempt after Closing to collect the Seller’s Rents in the usual course of operation of the Property. Nothing contained herein shall prohibit, limit or restrict Seller from collecting or attempting to collect Seller’s Rents directly from any tenant in any lawful manner after the Closing, but Seller cannot threaten, or take any action against a delinquent tenant, to terminate such delinquent tenant’s lease One hundred eighty (180) days after the Closing Date, Purchaser shall provide Seller with a written accounting of all of Seller’s Rents collected by Purchaser after Closing. Purchaser shall promptly pay to Seller all Seller’s Rents collected by Purchaser after Closing and not previously remitted by Purchaser to Seller. In making the computations required by this Section, all amounts of delinquent rent and expenses collected from tenants shall be applied: (i) first to Purchaser’s actual and reasonable costs of collection, including, without limitation, court costs and reasonable attorneys’ fees (if and only if Seller has previously approved in writing Purchaser’s proposed retention of an attorney to collect Seller’s Rents); (ii) next, to the then-current rents; and (iii) finally, to Seller’s Rents.

(i)     Seller or Purchaser, as the case may be, shall receive a credit for charges under Contracts and with respect to any licenses, permits, or other items included in the Intangible Personal Property assigned to Purchaser which are paid and applicable to

Purchaser’s period of ownership or payable and applicable to Seller’s period of ownership, respectively.

(j)     If a final proration cannot be made at Closing for any item being prorated under this Section 5.05 then Purchaser and Seller agree to prorate or re-prorate such item on a fair and equitable basis as soon as invoices, bills or other adequate information are available and all applicable reconciliations with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing but in no event later than sixty (60) days after the Closing Date (except as to real estate taxes for the year of Closing and charges or reimbursements for differences in estimated operating expense payments by tenants and actual operating expense reimbursements due, the final adjustment with respect to which shall take place not later than 30 days after the final determination of the amount payable with respect thereto for the year of Closing). All payments in connection with the final adjustment shall be due within ten (10) days of written notice. Each Party shall each have reasonable access to, and the right to inspect and audit, the books and records of the other Party as necessary to confirm the final prorations.

(k)     The provisions of this Section 5.05 shall survive the Closing.

5.06     Section 1031 Exchange. Either Party (the “Exchanging Party”) may consummate the sale and purchase of the Real Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”); provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange; (b) the consummation of the Exchange will not be a condition precedent or condition subsequent to the obligations of either Party under this Agreement; (c) the Exchanging Party shall effectuate the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (d) the other Party (“Non-Exchanging Party”) shall not be required to take an assignment of any purchase agreement for replacement property or be required to acquire or hold title to any replacement property for purposes of consummating the Exchange; (e) the Non-Exchanging Party shall not be required to incur any cost or liability in connection with the Exchange; and (f) the Non-Exchanging Party shall not by this Agreement or by the acquiescence of the Non-Exchanging Party to the Exchange: (i) have its rights under this Agreement affected or diminished in any manner; or (ii) be responsible for compliance with or be deemed to have warranted to Exchanging Party that the Exchange in fact complies with Section 1031 of the Code.

VI.

Representations, Covenants, Notices and Other Matters

6.01     Seller Representations:

(a)     Seller represents and warrants to Purchaser the following:

(i)     Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware (the “Existence Representation”).

(ii)     Except as otherwise expressly contemplated in this Agreement, Seller has, without notice to or consent or joinder of any other person or entity (other than as contemplated with the Loan Assumption and the Hotel Operating Agreement Assumption) the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to sell the Property to Purchaser (the “Third Party Approval Representation”).

(iii)     Seller’s execution, delivery and performance of this Agreement: (1) are within Seller’s power and authority and have been duly authorized; and (2) will not conflict with or, with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under, any legal requirement, indenture, mortgage, loan agreement or instrument to which Seller is a party or by which Seller or any part of the Property is bound, subject to securing and complying with the Loan Assumption and the Hotel Operating Agreement Assumption (the “Authority Representation”).

(iv)     Except as set forth on Exhibit I attached hereto, Seller has not been served with written notice of any existing or threatened litigation with respect to the Property which could reasonably be expected to have a material, adverse impact on the Property after the Closing.

(v)     Seller has not received any written notice of any pending or threatened improvement liens, special assessments or condemnations against the Real Property by any governmental authority.

(vi)     Except as set forth on Exhibit J attached hereto, Seller has not received any written notice of any violation of any ordinance, regulation, law or statute of any governmental agency pertaining to the Property or any portion thereof.

(vii)     There are no Tenant Leases other than those listed on Exhibit A-1 attached hereto.

(viii)     The rent roll for the Tenant Leases attached as Exhibit S hereto (the “Rent Roll”) contains a true and correct description of the stated information with respect to the Tenant Leases as of the date indicated thereon, the security deposits set forth on the Rent Roll are all of the security deposits for the Tenant Leases that are in the possession and control of the Seller, and there are no other security deposits required to be held or controlled by Seller pursuant to the Tenant Leases.

(ix)     Seller has not entered into any Material Agreements (as defined on Exhibit V attached hereto) affecting or binding upon the Property and, to the actual knowledge of Seller, there are no Material Agreements affecting or binding upon the Property, in either case other than: (1) the Contracts listed in Exhibit A-2 attached hereto; (2) the Tenant Leases listed in Exhibit A-1 attached hereto;

(3)     documents reflected in Permitted Exceptions; and the Facilities Use Agreement which will be termination on or before Closing.

(x)     Seller is not in default under the terms of any Contract that constitutes a Material Agreement. To the actual knowledge of Seller: (1) Seller has provided to Purchaser true, correct and complete copies of all Contracts; and (2) no party other than Seller to any Contract that constitutes a Material Agreement is in default under the terms of such Contract.

(xi)     Except as reflected in the Contracts and the Facilities Use Agreement (which will be terminated on or before Closing), to the actual knowledge of Seller: (1) there are no brokerage commission agreements between Seller and any broker which will survive Closing; and (2) all third-party brokerage commissions, leasing fees or “finders fees” have been paid in full as of the Effective Date or will be paid in full by Seller at or prior to the Closing.

(xii)     The operating statements for the Real Property delivered to Purchaser were prepared in the ordinary course of business and Seller uses this information in its operation of the Real Property in its normal course of business. Seller makes no representations or warranty as to the accuracy of such operating statements.

(xiii)     The Property Information includes true, correct and complete copies of all the Loan Documents (defined below) that are in Seller’s possession and all material correspondence from the lender or servicer relating thereto, including without limitation those documents relating to the assignment and syndication of the Loan that are in Sellers’ possession or control.

(xiv)     Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and will deliver an affidavit so confirming at Closing.

(xv)     Neither Seller nor, to Seller’s actual knowledge, any Person (as defined below) who owns a direct or indirect interest in Seller (collectively, a “Seller Owner”) is now nor shall be at any time until the Closing under this Agreement an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(xvi)     Neither Seller nor, to Seller’s actual knowledge, any Seller Owner, nor any Person providing funds to Seller in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws (as defined below) or any violation of any Anti-Corruption Laws (as defined below); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or under any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

(xvii)     Seller has not granted, and no person has any right of first refusal, option or similar right to purchase from Seller all or any portion of the Property.

(xviii)     To Seller’s knowledge, Seller possesses all Authorizations (defined in Exhibit V), each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated.

(xix)     Except as set forth on Exhibit J, Seller has not received written notice of any existing or threatened violation of any provision of any Applicable Laws (defined in Exhibit V) including, but not limited to, those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations to the Real Property other than those that have been made prior to the date hereof. Seller has no knowledge, nor has it received written notice of any existing or threatened violation of any restrictive covenants or deed restrictions affecting the Real Property.

(xx)     All the Personalty being conveyed by Seller hereunder are free and clear of all liens and encumbrances except for those which will be discharged by seller at Closing and the Goldman Loan and those items of Personalty as are leased pursuant to the equipment leases listed on Exhibit A-8, each of which equipment leases shall be assigned to and assumed by Purchaser at Closing, and Seller has good title to such Personalty and the right to convey same in accordance with the terms of this Agreement.

(xxi)     Seller has no employees and is not a party to any oral or written employment contracts or agreements with respect to the Property.

(xxii)     Except as reflected in reports that are included in the Property Information, to Seller’s knowledge, neither Seller nor any previous owner, tenant, occupant or user of the Real Property, nor any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Real Property or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (defined in Exhibit V) on, under, in or about the Real Property in violation of any Applicable Laws. Except as reflected in reports that are included in the Property Information, to Seller’s knowledge, no Hazardous Materials have migrated from or to the Real Property upon, about, or beneath other properties in violation of any Environmental Requirements (defined in Exhibit V). Except as reflected in reports that are included in the Property Information, to Seller’s knowledge, neither the Real Property nor its existing or prior uses fail or failed to materially comply with Environmental Requirements. Except as reflected in reports that are included in the Property Information, Seller has no knowledge of any permits, licenses or other authorizations which are required under any Environmental Requirements with regard to the current uses of the Real Property which have not been obtained and complied with. Except as reflected in reports that are included in the Property Information, to Seller’s knowledge, neither Seller nor any prior owner, occupant or user of the Real Property has received any written notice concerning any alleged violation of Environmental Requirements in connection with the Real Property or any liability for Environmental Damages (defined in Exhibit V) in connection with the Real Property for which Seller (or Purchaser after Closing) may be liable. Except as reflected in reports that are included in the Property Information, to Seller’s knowledge, no Hazardous Materials are constructed, deposited, stored or otherwise located on, under, in or about the Real Property in violation of any Environmental Requirements. To Seller’s knowledge, there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, summons or investigation, pending or threatened, relating to any alleged violation of Environmental Requirements on the Real Property, or from the suspected presence of Hazardous Materials thereon, or relating to any Environmental Damages. Except as reflected in the plans and specifications for the Improvements that are included in the Property Information, no underground or above ground chemical treatment or storage tanks, or gas or oil wells are located on the Real Property.

(xxiii)     There are no property interests, buildings, structures or other improvements or personal property that are owned by Seller which are necessary for the operation of the Hotel that are not being conveyed pursuant to this Agreement. The Master Condominium (defined in Exhibit V) and the Sub-Condominium (defined in Exhibit V) are each validly created and existing condominium regimes in all material respects under the laws of Texas. The condominium regimes and the Condominium Documents, including, but not limited to, the Declaration of Condominium, Association Certificate of Formations, Association Bylaws, rules (if any), are duly created and maintained in material compliance with the laws of Texas. To Seller’s actual knowledge, there are no matters relating to Seller’s compliance with applicable laws related to the Master Condominium and the Sub-Condominium that would have a material adverse effect on Purchaser’s ownership and use of the Real Property.

(xxiv)     Seller possesses all of the declarant rights held by CJUF II Stratus Block 21 LLC, the original declarant under the Master Condominium and Sub-Condominium Declaration. No party, other than Seller, possesses any portion of declarant rights under the Master Condominium and Sub-Condominium Declaration. In addition, transfer of control of the Master Association has not occurred, and Seller still controls the board of directors for each of the Master Association and Sub Association.

(xxv)     Transfer of the declarant’s rights pursuant to the Development Period set forth in the Master Declaration and Sub Declaration has not occurred, and Seller controls and possesses all of the rights and privileges reserved in favor of declarant during the Development Period (as defined in the Master Condominium and Sub-Condominium Declaration).

(xxvi)     Except for (a) those agreements regarding occupancy rights, leases, tenancies, or affiliations and other Material Agreements entered into in the ordinary course of business of developing the Master Condominium and Sub-Condominium and operating the Master Condominium and Sub-Condominium as contemplated and (b) the agreements and other documents reflected in the Property Information or Permitted Exceptions, there are no occupancy rights, leases, tenancies, affiliations or other Material Agreements presently affecting any Units, as of the date of Purchaser’s purchase thereof on the Closing Date. To Seller’s actual knowledge, there exist no material defaults by Seller under any such contracts in connection with the Master Condominium and Sub-Condominium or any event or omission which, with notice or the passage of time, or both, would constitute a material default by Seller under any contracts that are reasonably expected to have a material adverse effect on Purchaser’s operations at the Master Condominium and Sub-Condominium and did not result, directly or indirectly, from any act or omission by Purchaser or any Affiliate thereof.

(xxvii)     Seller has not received any written notice, nor is it aware that the Master Association or Sub-Association has received notice, from any insurance company of any defect or inadequacy in the Master Condominium and Sub-Condominium that would materially and adversely affect the insurability of the Units, or which would materially increase the cost of any insurance beyond that which would ordinarily and customarily be charged for similar property and improvements located in the vicinity of the Master Condominium and Sub-Condominium.

(xxviii)     The Master Association and Sub-Association are in good standing under Applicable Law, have paid all due and payable taxes as imposed on such association, and, to Seller’s actual knowledge, there are no material undisclosed liabilities of the Master Association and Sub-Association.

(xxix)     There exist no outstanding special assessments assessed by the Master Association and Sub-Association nor, to Seller’s actual knowledge, are any such special assessments contemplated or threatened by the Master Association or Sub-Association.

(xxx)     With respect to the Sub-Condominium, there is no litigation pending or, to Seller’s actual knowledge, threatened against the Seller relating to any construction defects related to the Sub-Condominium, nor to Seller’s actual knowledge, is there any litigation pending or threatened against the Seller relating to any claims of fraud or misrepresentation in connection with the construction, development, or offering of the Sub-Condominium Units.

(xxxi)     Seller, as owner of the Shared Facilities Master Unit, has no actual knowledge of that the Shared Facilities Master Unit is in default of any of any of its obligations to any owner or to the Master Association and Sub Association under the Master Declaration or the Sub Declaration. There are no outstanding amounts owed to Seller, as owner of the Shared Facilities Master Unit, except as to assessments under the Master Declaration due, payable, and collected in ordinary course of business. Seller has provided all books and records in Seller’s possession and control and related to the Shared Facilities Master Unit to Purchaser. The SFU Management Contract for the Shared Facilities Master Unit has not been amended, is in full force and effect, and to the Seller’s actual knowledge there are no existing defaults thereunder.

(xxxii)     Seller, as owner of the Parking Master Unit, has no actual knowledge of that the Parking Master Unit is in default of any of any of its obligations to any owner or to the Master Association and Sub Association under the Master Declaration or the Sub Declaration. There are no outstanding amounts owed to Seller, as owner of the Parking Master Unit except as to assessments under the Master Declaration due, payable, and collected in ordinary course of business. Seller has provided all books and records in Seller’s possession and control and related to the Parking Master Unit to Purchaser.

(xxxiii)     Neither Seller, nor any Affiliate of Seller holds any liquor licenses or alcoholic beverage permits with respect to the Property.

(xxxiv)     Seller owns no interest in any other names pursuant to which any portion of the Property is identified other than as listed in item 5 of Exhibit A-6, and Seller has no knowledge of any adverse claims against its interest in the names listed in item 5 of Exhibit A-6 except to the extent that Seller’s right to use the name “W Austin” is limited by the terms of the Hotel Operating Agreement.

Each of the warranties and representations of Seller under this Agreement is true and correct as of the Effective Date of this Agreement and shall be true and correct in all material respects as to the Closing Date.

(b)     For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the Money Laundering Control Act of 1986 and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957. For purposes of this Agreement, the term “Anti-Corruption Laws” shall mean any anti-corruption laws of any applicable jurisdiction including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1, et seq.

(c)     All references in this Section 6.01 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer to facts within the current actual knowledge, each of (i) William H. Armstrong, III, in his capacity as chief executive officer of Stratus, an affiliated entity that owns Seller, and (ii) Erin Pickens, in her capacity as chief financial officer of Stratus (collectively the “Seller Representative”). Nothing in this Section 6.01 or the remainder of this Agreement shall imply or impose any duty of investigation or inquiry upon Seller or the Seller Representative, or give rise to any personal liability on the part of the Seller Representative.

(d)     The warranties and representations of Seller set out in this Section 6.01 and elsewhere in this Agreement, plus the representations and warranties set forth in the documents delivered by Seller at closing, including without limitation the special warranty of title to be included in the Deed, are referred to in this Agreement collectively as the “Express Warranties”. Further, and notwithstanding any provision in this Agreement to the contrary, Purchaser hereby acknowledges and agrees that: (i) Purchaser has independently caused the Property to be inspected on Purchaser’s behalf prior to the Effective Date; (ii) Purchaser has not entered into this Agreement based on any representation, warranty, agreement, statement or expression of opinion by Seller or by any person or entity acting or allegedly acting for or on behalf of Seller, other than the Express Warranties; (iii) Purchaser hereby disclaims any reliance upon any promises or agreements of Seller other than the Express Warranties; (iv) the Express Warranties are given by Seller and accepted by Purchaser subject to all matters that appear in or are disclosed by this Agreement, the Property Information, the Purchaser Due Diligence

Materials, and the Permitted Exceptions (all of such matters being referred to in this Agreement collectively, the “Disclosed Matters”); and (V) if Purchaser closes the acquisition of the Property, Purchaser will be deemed to have accepted the Property subject to all of the Disclosed Matters (such Disclosed Matters, together with all matters arising out of or relating to any promises and agreements or alleged promises or agreements of Seller, other than the Express Warranties, being referred to in this Agreement collectively as the “Disclaimed Matters”).

(E)     AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES AND ACKNOWLEDGES THAT: (1) EXCEPT ONLY WITH RESPECT TO THE EXPRESS WARRANTIES, PURCHASER IS TAKING THE PROPERTY “AS-IS”, WITH ANY AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND; (2) EXCEPT ONLY WITH RESPECT TO THE EXPRESS WARRANTIES, THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE; (3) EXCEPT ONLY WITH RESPECT TO THE EXPRESS WARRANTIES, PURCHASER IS NOT RELYING ON THE ACCURACY OR COMPLETENESS OF ANY REPRESENTATION, BROCHURE, RENDERING, PROMISE, STATEMENT OR OTHER ASSERTION OR INFORMATION WITH RESPECT TO THE PROPERTY MADE OR FURNISHED BY OR ON BEHALF OF, OR OTHERWISE ATTRIBUTED TO, SELLER OR ANY OF SELLER’S AGENTS, EMPLOYEES AND REPRESENTATIVES, ANY AND ALL SUCH RELIANCE BEING HEREBY EXPRESSLY AND UNEQUIVOCALLY DISCLAIMED; (4) EXCEPT ONLY WITH RESPECT TO THE EXPRESS WARRANTIES, PURCHASER IS RELYING SOLELY AND EXCLUSIVELY UPON ITS OWN EXPERIENCE AND ITS INDEPENDENT JUDGMENT, EVALUATION AND EXAMINATION OF THE PROPERTY; (5) EXCEPT ONLY WITH RESPECT TO THE EXPRESS WARRANTIES, PURCHASER DISCLAIMS THE EXISTENCE OF ANY DUTY TO DISCLOSE ON THE PART OF SELLER AND SELLER’S AGENTS, EMPLOYEES AND REPRESENTATIVES AND PURCHASER FURTHER DISCLAIMS ANY RELIANCE ON THE SILENCE OF SELLER AND SELLER’S AGENTS, EMPLOYEES AND REPRESENTATIVES; (6) PURCHASER TAKES AND ACCEPTS THE PROPERTY SUBJECT TO THE DISCLAIMED MATTERS; (7) PURCHASER RELEASES SELLER FROM ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS AND CAUSES OF ACTION OF ANY KIND OR NATURE, FOR, CONCERNING OR REGARDING THE DISCLAIMED MATTERS (INCLUDING WITHOUT LIMITATION ALL LIABILITY FOR CONTRIBUTION AND INDEMNITY), REGARDLESS OF WHETHER SUCH LIABILITY ARISES UNDER CONTRACT, STATUTE OR OTHERWISE; (8) THIS “AS IS” PROVISION WAS FREELY NEGOTIATED AND PLAYED AN IMPORTANT PART IN THE BARGAINING PROCESS FOR THIS AGREEMENT; (9) EXCEPT ONLY WITH RESPECT TO THE EXPRESS WARRANTIES, PURCHASER DISCLAIMS RELIANCE ON SELLER AND ACCEPTS THE PROPERTY “AS-IS” WITH FULL AWARENESS THAT THE PROPERTY’S PRIOR USES AND OTHER DISCLAIMED MATTERS COULD AFFECT THE PROPERTY’S CONDITION, VALUE, SUITABILITY AND FITNESS AND PURCHASER HEREBY ASSUMES ALL RISK ASSOCIATED THEREWITH; (10) THE DISCLAIMERS OF RELIANCE,

RELEASES, AND OTHER PROVISIONS CONTAINED IN THIS “AS IS” PROVISION COULD LIMIT ANY LEGAL RECOURSE OR REMEDY PURCHASER OTHERWISE MIGHT HAVE; (11) PURCHASER HAS RELIED UPON THE ADVICE OF ITS OWN LEGAL COUNSEL CONCERNING THIS “AS IS” PROVISION; AND (12) THIS “AS IS” PROVISION WILL SURVIVE CLOSING AND WILL NOT MERGE WITH THE DEED OR ANY OF THE OTHER DOCUMENTS DELIVERED AT THE CLOSING.

(f)     If Seller receives or gains knowledge of any facts or circumstances, that Seller will not cure prior to the Closing Date and that would make any of the Express Warranties or any of the covenants made by Seller under this Agreement inaccurate, incomplete or unperformable in any material respect, Seller shall promptly notify Purchaser in writing of the existence of such facts and circumstances, and (so long as such facts and circumstances have not been created by Seller or someone under the control of Seller). Purchaser must, within five (5) business days after Purchaser’s receipt of such notice, either: (i) accept such modified representation, warranty or covenant as Seller may then give consistent with the facts and circumstances set out in Seller’s notice and close under this Agreement, waiving Purchaser’s rights to object to any matters which are not covered by such modified representation, warranty or covenant; or (ii) terminate this Agreement, as Purchaser’s sole and exclusive remedy and receive a return of the Earnest Money. If Purchaser fails to deliver to Seller a written notice within the five (5) business day period referenced in the immediately preceding sentence, then Purchaser shall be deemed to have elected option (i) in the immediately preceding sentence.

(g)     Notwithstanding any provision in this Agreement to the contrary: (i) in the event of a breach by Seller under Section 6.01(a) of this Agreement, Purchaser will have no right to terminate this Agreement unless such breach has a material and adverse effect on the Property (herein meaning, any breach by Seller which either results in damages in excess of $100,000.00 or adversely interferes with Purchaser’s ability to continue its operation of the Property in substantially the same manner as presently conducted); (ii) if Purchaser receives notice of any condemnation after the Effective Date of this Agreement, Purchaser will have no right to terminate this Agreement or to exercise any other right or remedy under this Agreement, except as provided in Section 7.01 of this Agreement; (iii) if Seller receives notice of any pending improvement liens or special assessments after the Effective Date of this Agreement, Purchaser will have no right to terminate this Agreement or exercise any other rights or remedies under this Agreement if Seller agrees with Purchaser in a writing reasonable satisfactory to Purchaser to pay the costs associated therewith and provides to Purchaser reasonably adequate collateral or other assurances to secure Seller’s obligation make those payments; and (iv) in the event of any other breach by Seller under Section 6.01(a), Seller may, at Seller’s option and election, and at Seller’s sole costs and expense, remedy or remove the conditions giving rise to such default and, if necessary, extend the Closing Deadline for a reasonable period of time not to exceed thirty (30) days, and if Seller provides a cure under the preceding clause, then Purchaser will have no right to terminate this Agreement or exercise any other rights or remedies under this Agreement..

6.02     Purchaser Representations. Purchaser represents and warrants to Seller the following:

(a)     Purchaser is a duly organized and validly existing corporation under the laws of the State of Delaware.

(b)     Purchaser has, without notice to or consent or joinder of any other person or entity (other than as contemplated with the Loan Assumption and the Hotel Operating Agreement Assumption), the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to purchase the Property from Seller.

(c)     Purchaser’s execution, delivery and performance of this Agreement: (i) are within Purchaser’s power and authority and have been duly authorized; and (ii) will not conflict with or, with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

(d)     To Purchaser’s current actual knowledge, Purchaser is, and on the Closing Date will be, financially able to consummate the purchase of the Property in the manner contemplated by this Agreement.

(e)     Purchaser has no knowledge of any facts or circumstances which Purchaser has not disclosed to Seller and which would reveal any breach of any representation, warranty or covenant on the part of Seller under this Agreement.

(f)     Neither Purchaser nor, to Purchaser’s actual knowledge, any Person who owns a direct or indirect interest in Purchaser (collectively, a “Purchaser Owner”) is now nor shall be at any time until the Closing under this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise. Neither Purchaser nor, to Purchaser’s actual knowledge, any Purchaser Owner, nor any Person providing funds to Purchaser in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

(g)     None of Purchaser, nor any of its subsidiaries or, to the actual knowledge of Purchaser, any of Purchaser’s “affiliates” or “associates” (giving those terms the meaning provided in each of Section 203 of the Delaware General Corporation Law and Article NINTH of Seller’s Certificate of Incorporation) are currently, or at any time in the three years prior to the date of this Agreement have been, an “interested stockholder” (as defined in Section 203 of the Delaware General Corporation Law) or an “Interested Party” (as defined in Article NINTH of the Seller’s Certificate of Incorporation).

Each of the warranties and representations of Purchaser under this Agreement is true and correct as of the Effective Date of this Agreement and shall be true and correct as of the Closing Date. The warranties, representations and covenants contained in this Agreement shall survive the Closing and shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the Parties hereto.

6.03     No Fraud In The Inducement.

(a)     EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT NEITHER THE OTHER PARTY NOR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY: (1) HAS MADE ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EITHER EXPRESS OR IMPLIED, TO INDUCE SUCH PARTY TO ENTER INTO THIS AGREEMENT, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT; OR (2) HAS ANY DUTY TO MAKE ANY DISCLOSURES TO SUCH PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)     EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT IN ENTERING INTO THIS TRANSACTION AND EXECUTING AND DELIVERING THIS AGREEMENT TO THE OTHER PARTY, SUCH PARTY IS: (1) NOT RELYING UPON ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE OTHER PARTY OR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (2) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, RELYING SOLELY ON ITS OWN INSPECTION, INVESTIGATION AND JUDGMENT.

(c)     EACH PARTY UNEQUIVOCALLY WAIVES, RELEASES, AND DISCLAIMS ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF: (1) ANY ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION BY THE OTHER PARTY OR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER

PARTY; OR (2) MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION.

6.04     Seller Covenants. Seller agrees that, between the Effective Date of this Agreement and the Closing Date without the prior written consent of Purchaser:

(a)     Except in the Ordinary Course of Business (defined on Exhibit V), neither Seller nor any of the other Seller Parties will make any commitments to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or any other organization, group or individual which would be binding upon Purchaser or the Property after the Closing without Purchaser’s prior written approval, which approval will not be unreasonably withheld;

(b)     Neither Seller nor any of the other Seller Parties will create or permit to be created any additional title encumbrances, whether monetary or otherwise, with respect to the Real Property without Purchaser’s prior written approval, which approval will not be unreasonably withheld (except that Seller may, without necessity of obtaining any consent or approval from Purchaser, encumber the Real Property with the Permitted Exceptions and with any other encumbrances which Seller causes to be released at or prior to the Closing under this Agreement);

(c)     Seller will make deposits in the Reserve Accounts to the extent required in accordance with the requirements of the applicable Loan Documents and Contracts, will only withdraw funds from the Reserve Accounts to the extent permitted by the applicable Loan Documents and Contracts and will only use withdrawn funds for the purposes permitted by the applicable Loan Documents and Contracts and will give written notice to Purchaser within two (2) business days after making any such withdrawal;

(d)     Seller will promptly upon obtaining written notice of same, notify Purchaser of any instituted or proposed foreclosure proceeding, condemnation action or other litigation or additional improvement lien or assessment with respect to the Property or any portion thereof;

(e)     Seller will promptly notify Purchaser of any material damage to or destruction of the Real Property or any portion thereof; and

(f)     Neither Seller nor any of the other Seller Parties will alter or amend, or make application to alter or amend, in any way, the zoning or any other governmental approval and permit applicable to the Property, without the prior written consent of Purchaser, which consent will not be unreasonably conditioned, withheld or delayed.

(g)     Seller shall not before or after Closing expressly and voluntarily release or modify any Warranties and Guaranties (defined in Exhibit V), if any, except with the prior written consent of Purchaser.

(h)     Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, and shall maintain in full force and effect, all of Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

(i)     Seller covenants and agrees with Purchaser that, between the Effective Date and the Closing Date:

(i)     Subject to the restrictions contained herein, Seller shall operate and maintain the Real Property in substantially the same manner in which Seller operated and maintained the Real Property prior to the execution of this Agreement, so as to keep the Real Property in good condition, reasonable wear and tear excepted.

(ii)     Seller shall maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.

(iii)     Seller shall maintain in full force and effect, and not cause or permit a default by Seller under (with or without the giving of any required notice and/or lapse of time) the Goldman Loan or the Hotel Operating Agreement.

(iv)     Seller shall use and operate the Real Property in compliance with Applicable Laws and the requirements of the Loan Documents, the Hotel Operating Agreement and Insurance Policies in all material respects.

(v)     Except as otherwise permitted hereby, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the physical condition of the Property or Purchaser’s ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, or which would cause any of the representations and warranties of Seller provided elsewhere in this Agreement to be untrue as of Closing in any material respect.

(vi)     Seller shall not fail to maintain the Improvements and those items of the Personalty furniture, fixtures and equipment (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) (referred to as “FF&E”) in substantially the same condition as they are as of Effective Date, reasonable wear and tear excepted.

(vii)     Seller shall not permit the items of the Personalty that constitutes inventory for the operation of the Hotel in the Hotel Master Unit to be diminished other than as a result of the ordinary and necessary operation of the Hotel by Seller.

(viii)     Seller shall not remove or cause or permit to be removed any part or portion of the Improvements without the express written consent of Purchaser unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests other than the Goldman Loan.

(ix)     Seller shall not remove or cause or permit to be removed any part FF&E without the express written consent of Purchaser unless the same is replaced, prior to Closing, in accordance with the Hotel Operating Agreement, free and clear of any liens or security interests other than the Goldman Loan.

(x)     Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning or affecting the Property of which Seller obtains actual knowledge.

6.05     Purchaser Covenants. Purchaser agrees that, between the Effective Date of this Agreement and the Closing Date, neither Purchaser nor any of the Purchaser Parties will, without the prior written consent of Seller:

(a)     have any contact (written, verbal or otherwise) with or make any commitments to any governmental authority, utility company, school board, church, religious body, homeowners association, or other similar organization or group with respect to the Property or allow any third party to make or have any such contact on behalf of Purchaser or any of the Purchaser Parties;

(b)     enter into any leases or other possessory agreements for the Real Property which would be binding on Seller or the Real Property after any termination of this Agreement;

(c)     enter into or grant any easements, liens, encumbrances or other contracts or instruments which would be binding upon Seller or the Property after any termination of this Agreement;

(d)     record in any public records, any memorandum or other instrument referencing this Agreement, other than any documents permitted pursuant to the terms of this Agreement or any lis pendens filed in connection with a suit for specific performance filed by Purchaser in conformance with the requirements of Section 8.02 of this Agreement;

(e)     alter or amend in any way which would be binding upon Seller or the Real Property after any termination of this Agreement, the zoning or any other governmental approval or permit affecting the Real Property;

(f)     commence any construction activities upon or within the Real Property;

(g)     transfer, convey, dispose of or remove any portion of the Property; or

(h)     terminate or amend or purport to terminate or amend any service contract, maintenance contract or other contract of any kind relating to the Property, which would be binding upon Seller or the Property after any termination of this Agreement.

6.06     Approved Leases. Seller acknowledges and agrees that after the Effective Date Seller will not enter into any new lease or amend any existing Tenant Lease without the prior written approval by Purchaser. Prior to entering into a new lease or amendment after the Effective Date, Seller will send Purchaser a copy of the proposed new lease or amendment for Purchaser’s review and approval. Purchaser will notify Seller in writing within five (5) days after the date Seller sends Purchaser the proposed new lease or amendment and current tenant financials of whether Purchaser approves the proposed new lease or amendment (the “Approved Lease”). Purchaser shall have the right to withhold its approval of any new lease or amendment in its sole and absolute discretion.

6.07     Estoppel Certificates. Seller will make commercially reasonable efforts to deliver to Purchaser the following estoppel certificates:

(i)     Tenant Leases. Estoppel certificates executed by all tenants under the Tenant Leases dated no earlier than ninety (90) days prior to the Closing Date in the form of the tenant estoppel certificate attached to such Tenant Lease or if no form is so attached, then in the form of Exhibit K attached hereto (collectively, the “Tenant Estoppels”). If Seller receives an executed Tenant Estoppel or a proposed Tenant Estoppel from a tenant that varies materially from the Rent Roll or the prescribed form, then Seller will submit the proposed Tenant Estoppel to Purchaser for its review and approval. Purchaser will respond to Seller in writing within three (3) business days of the date Seller submits a proposed Tenant Estoppel to Purchaser for review and approval of whether Purchaser approves the Tenant Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such three (3) business day period, then Purchaser will be deemed to have approved the Tenant Estoppel at issue. If Seller is unable, for any reason, to deliver to Purchaser Tenant Estoppels from all tenants under the Tenant Leases that are either in material compliance with the Rent Roll and the applicable prescribed form for such Tenant Estoppel or are approved or deemed approved by Purchaser in accordance with this Section 6.07 for all Tenant Leases (the “Tenant Estoppels Requirement”) on or before the date that is ten (10) days before the Closing Date, then Seller, shall provide an estoppel certificate signed by Seller in conformity with the Rent Roll and otherwise providing substantially the same information as the form attached as Exhibit K, modified as necessary to reflect execution and delivery by Seller and any discrepancies to the statements or certifications set forth therein (referred to as “Seller Lease Estoppels”). Otherwise, if Seller has not satisfied the Tenant Estoppels Requirement on that date that is ten (10) days before the Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) require Seller to execute Seller Lease Estoppels for all Tenant Leases for which there is not a current executed Tenant Estoppel; or (ii) terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement. Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the date that is three (3) business days before the Closing Date. If Purchaser fails to exercise such option on or before the date that is three (3) business days before the Closing Date, then Purchaser will be deemed to have exercised option (i) set forth above. The foregoing notwithstanding, Seller is not required to provide a Tenant Estoppel for the Gensler Lease (as defined on Exhibit A-1). Seller hereby represents and warrants that the term of the Gensler Lease expires on January 1, 2020; provided, however, that, pursuant to that certain letter agreement dated October 3, 2019, Gensler (as defined on Exhibit A-1) has the right to holdover until and through March 1, 2020 and further has the right, pursuant to the Gensler Lease, to extend its holdover until and through March 31, 2020.

(ii)     Associations. Estoppel certificates executed by all associations (the “Associations”) under Block 21 Master Condominiums, a condominium project in Travis County, Texas, according to the Declaration of Condominium and amendments thereto, recorded under Document No. 2010182735 of the Official Public Records of Travis County, Texas, as affected by Scrivener’s Affidavit recorded under Document No. 2011009045 of the Official Public Records of Travis County, Texas and Management Certificate of Block 21 Condominium Community, Inc. recorded under Document No. 2011011873 of the Official Public Records of Travis County, Texas (the “Declaration”) in the form of the estoppel certificate of Exhibit L attached hereto (collectively, the “Association Estoppels”). If Seller receives an executed Association Estoppel or a proposed Association Estoppel from an Association that varies materially from the prescribed form, then Seller will submit the proposed Association Estoppel to Purchaser for its review and approval. Purchaser will respond to Seller in writing within three (3) business days of the date Seller submits a proposed Association Estoppel to Purchaser for review and approval of whether Purchaser approves the Association Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such three (3) business day period, then Purchaser will be deemed to have approved the Association Estoppel at issue. If Seller is unable, for any reason, to deliver to Purchaser Association Estoppels that are either in material compliance with applicable prescribed form for such Association Estoppel or are approved or deemed approved by Purchaser in accordance with this Section 6.07 for all Associations (the “Association Estoppels Requirement”) on or before the date that is ten (10) days before the Closing Date, then Seller, at Seller’s option, may provide an estoppel certificate signed by Seller to satisfy such Associations Estoppels Requirement (referred to as “Seller Association Estoppels”). Otherwise, if Seller has not satisfied the Association Estoppels Requirement on that date that is ten (10) days before the Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the requirement for such Association Estoppel(s). Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the date that is three

(3) business days before the Closing Date. If Purchaser fails to exercise such option on or before the date that is three (3) business days before the Closing Date, then Purchaser will be deemed to have exercised option (ii) set forth above.

(iii)     Parking Services. Estoppel certificate executed by Hospitality Parking, LLC, a Texas limited liability company (the “Hospitality”) under Parking Services Agreement dated November 1, 2018 between Hospitality and Seller (the “Parking Services Agreement”) in the form of the estoppel certificate of Exhibit M attached hereto (the “Hospitality Estoppel”). If Seller receives an executed Hospitality Estoppel or a proposed Hospitality Estoppel from Hospitality that varies materially from the prescribed form, then Seller will submit the proposed Hospitality Estoppel to Purchaser for its review and approval. Purchaser will respond to Seller in writing within three (3) business days of the date Seller submits a proposed Hospitality Estoppel to Purchaser for review and approval of whether Purchaser approves the Hospitality Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such three (3) day period, then Purchaser will be deemed to have approved the Hospitality Estoppel. If Seller is unable, for any reason, to deliver to Purchaser the Hospitality Estoppel that is either in material compliance with applicable prescribed form or is approved or deemed approved by Purchaser in accordance with this Section 6.07 on or before the date that is ten (10) days before the Closing Date, then Seller, at Seller’s option, may provide an estoppel certificate signed by Seller to satisfy the Hospitality Estoppel requirement (referred to as “Seller Hospitality Estoppel”). Otherwise, if Seller has not satisfied the Hospitality Estoppel Requirement on that date that is ten (10) days before the Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the requirement for the Hospitality Estoppel. Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the date that is three (3) business days before the Closing Date. If Purchaser fails to exercise such option on or before the date that is three (3) business days before the Closing Date, then Purchaser will be deemed to have exercised option (ii) set forth above.

(iv)     Starwood. Estoppel certificate executed by Starwood (defined below) under the Hotel Operating Agreement in the form of the estoppel certificate of Exhibit N attached hereto (the “Starwood Estoppel”). If Seller receives an executed Starwood Estoppel or a proposed Starwood Estoppel from Starwood that varies materially from the prescribed form, then Seller will submit the proposed Starwood Estoppel to Purchaser for its review and approval. Purchaser will respond to Seller in writing within three (3) business days of the date Seller submits a proposed Starwood Estoppel to Purchaser for review and approval of whether Purchaser approves the Starwood Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such three (3) business day period, then Purchaser will be deemed to have approved the Starwood Estoppel. If Seller is unable, for any reason, to deliver to Purchaser the Starwood Estoppel that is either in material compliance with applicable prescribed form or is approved or deemed approved by Purchaser in accordance with this Section 6.07 on or before the date that is ten (10) days before the Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the requirement for the Starwood Estoppel. Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the date that is three (3) business days before the Closing Date. If Purchaser fails to exercise such option on or before the date that is three (3) business days before the Closing Date, then Purchaser will be deemed to have exercised option (ii) set forth above.

(v)     KLRU. Estoppel certificate executed by Capital of Texas Public Telecommunications Council (“KLRU”) under Block 21 Master Agreement dated July 1, 2010 between KLRU and CJUF II Stratus Block 21 LLC and amended by First Amendment to Block 21 Master Agreement dated November 20, 2012 between KLRU and CJUF II Stratus Block 21 LLC and amended by Second Amendment to Block 21 Master Agreement dated October 18, 2018 by and among KLRU, Seller, formerly known as CJUF II Stratus Block 21 LLC and Block 21 Service Company and Third Amendment to Block 21 Master Agreement dated October 18, 2018 by and among KLRU, Seller, formerly known as CJUF II Stratus Block 21 LLC and Block 21 Service Company (the “KLRU Agreement”) in the form of the estoppel certificate of Exhibit O attached hereto (the “KLRU Estoppel”). If Seller receives an executed KLRU Estoppel or a proposed KLRU Estoppel from KLRU that varies materially from the prescribed form, then Seller will submit the proposed KLRU Estoppel to Purchaser for its review and approval. Purchaser will respond to Seller in writing within three (3) business days of the date Seller submits a proposed KLRU Estoppel to Purchaser for review and approval of whether Purchaser approves the KLRU Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such three (3) business day period, then Purchaser will be deemed to have approved the KLRU Estoppel. If Seller is unable, for any reason, to deliver to Purchaser the KLRU Estoppel that is either in material compliance with applicable prescribed form or is approved or deemed approved by Purchaser in accordance with this Section 6.07 on or before the date that is ten (10) days before the Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the requirement for the KLRU Estoppel. Purchaser must exercise option (i) or option

(ii) of the immediately preceding sentence by written notice to Seller on or before the date that is three (3) business days before the Closing Date. If Purchaser fails to exercise such option on or before the date that is three (3) business days before the Closing Date, then Purchaser will be deemed to have exercised option (ii) set forth above.

(vi)     Shared Facilities. Estoppel certificate executed by Starwood under Shared Facilities Master Unit Management Agreement dated January 7, 2011 between Starwood and CJUF II Stratus Block 21 LLC (the “Shared Facilities Agreement”) in the form of the estoppel certificate of Exhibit P attached hereto (the “Shared Facilities Estoppel”). If Seller receives an executed Shared Facilities Estoppel or a proposed Shared Facilities Estoppel from Starwood that varies materially from the prescribed form, then Seller will submit the proposed Shared Facilities Estoppel to Purchaser for its review and approval. Purchaser will respond to Seller in writing within three (3) business days of the date Seller submits a proposed Shared Facilities Estoppel to Purchaser for review and approval of whether Purchaser approves the Shared Facilities Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such three (3) business day period, then Purchaser will be deemed to have approved the Shared Facilities Estoppel. If Seller is unable, for any reason, to deliver to Purchaser the Shared Facilities Estoppel that is either in material compliance with applicable prescribed form or is approved or deemed approved by Purchaser in accordance with this Section 6.07 on or before the date that is ten (10) days before the Closing Date, then Seller, at Seller’s option, may provide an estoppel certificate signed by Seller to satisfy the Shared Facilities Estoppel requirement (referred to as “Seller Shared Facilities Estoppel”). Otherwise, if Seller has not satisfied the Shared Facilities Estoppel Requirement on that date that is ten (10) days before the Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the requirement for the Shared Facilities Estoppel. Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the date that is three (3) business days before the Closing Date. If Purchaser fails to exercise such option on or before the date that is three (3) business days before the Closing Date, then Purchaser will be deemed to have exercised option (ii) set forth above.

Notwithstanding the foregoing, if any estoppel certificate required pursuant to this Section 6.07 is dated earlier than thirty (30) days prior to the Closing Date, Seller shall deliver a written certification to Purchaser at Closing, pursuant to which Seller certifies that, to Seller’s actual knowledge, all agreements and certifications set forth in such estoppel certificate(s) are true and correct in all respects as of the Closing Date (or, if same have changed, stating all such changes) as if then made.

6.08     Assumption of Hotel Operating Agreement. Seller is a party to the Hotel Operating Agreement (defined below) with W Hotel Management, Inc., a Delaware corporation (“Starwood”), for the operation of the W Hotel in the Hotel Master Unit. The “Hotel Operating Agreement” consists of the following:

(i)     W Austin Hotel Operating Agreement dated October 26, 2006 (the “Original Hotel Operating Agreement”) between Stratus Block 21 Investments and Starwood Hotels & Resorts Worldwide, Inc.;

(ii)     Assignment and Assumption Agreement dated July 30, 2007 (the “Stratus Assignment”) between Stratus Block 21 Investments, as assignor, and CJUF II Stratus Block 21, LLC, as assignee, and consented to by Starwood Hotels & Resorts Worldwide, Inc.;

(iii)     Assignment and Assumption Agreement dated December 19, 2007 (the “Starwood Assignment”) between Starwood Hotels & Resorts Worldwide, Inc., as assignor, and Starwood, as assignee, and consented to by CJUF II Stratus Block 21, LLC;

(iv)     First Amendment to Operating Agreement for W Austin Hotel dated January 30, 2008 (the “First Amendment”) between CJUF II Stratus Block 21, LLC and Starwood;

(v)     Second Amendment to Operating Agreement for W Austin Hotel dated May 6, 2008 (the “Second Amendment”) between CJUF II Stratus Block 21, LLC and Starwood;

(vi)     Letter Agreement dated September 8, 2010 (the “Letter Agreement”) between CJUF II Stratus Block 21, LLC and Starwood;

(vii)     Third Amendment to Operating Agreement for W Austin Hotel dated June 25, 2010 (the “Third Amendment”) between CJUF II Stratus Block 21, LLC and Starwood;

(viii)     Fourth Amendment to Operating Agreement for W Austin Hotel dated June 2, 2011 (the “Fourth Amendment”) between CJUF II Stratus Block 21, LLC and Starwood; and

(ix)     Fifth Amendment to Operating Agreement for W Austin Hotel dated June 29, 2015 (the “Fifth Amendment”) between Seller, formerly known as CJUF II Stratus Block 21, LLC, and Starwood.

Purchaser will expeditiously make a full and complete application, together with all necessary supporting materials and documentation, to Starwood to receive an assignment of, and assume the obligations of Seller under, the Hotel Operating Agreement (the “Hotel Operating Agreement Assumption Application”). Purchaser must submit a complete Hotel Operating Agreement Assumption Application, together with all applicable fees (other than any such fees that are to be paid at Closing), to Starwood on or before the date that is twenty (20) days after the

Effective Date. Purchaser will, contemporaneously with submittal to Starwood, provide Seller with a copy of the Hotel Operating Agreement Assumption Application. Thereafter, Purchaser shall diligently pursue final assignment and assumption approval of the Hotel Operating Agreement from Starwood which does not change any of the terms and provisions of the Hotel Operating Agreement unless approved by Purchaser and Seller, which must provide for the release of Seller thereunder (“Hotel Operating Agreement Assumption Approval”). The foregoing notwithstanding, the Hotel Operating Agreement Assumption Application must not include any request to modify the existing terms and provisions of the Hotel Operating Agreement unless approved in advance, in writing by Seller.

Purchaser will provide Starwood with all financial statements and other documents and certificates that Starwood reasonably requests to secure the Hotel Operating Agreement Assumption Approval. Seller shall cooperate in good faith and with reasonable diligence with Purchaser’s efforts to secure the Hotel Operating Agreement Assumption Approval, including, without limitation, the execution and delivery of any documents at Closing reasonably required by Starwood in order to effect the assignment and assumption of the Hotel Operating Agreement. Purchaser will be responsible, at Purchaser’s sole cost and expense, to pay all charges and fees in conjunction with Purchaser’s application for and assumption of the Hotel Operating Agreement. Seller will not knowingly and intentionally take any action, or omit to take any action, that would prevent, restrict or impact in any material way Purchaser’s ability to take an assignment of the Hotel Operating Agreement. To the extent Seller, as the current party to the Hotel Operating Agreement, is required to pay any fees or expenses, Purchaser agrees to reimburse Seller for such fees and expenses paid by Seller upon the earlier to occur of (i) ten days after written request for payment from Seller to Purchaser with reasonable documentation of fees and expenses paid by Seller or (ii) the Closing Date provided that Seller provides Purchaser reasonable documentation of fees and expenses paid by Seller. This payment obligations survives Closing or any early termination of this Agreement. Purchaser will be responsible for and Purchaser agrees to provide to Seller a written copy of the Hotel Operating Agreement Assumption Approval (which provides for the release of Seller) within two (2) business days after it receives Hotel Operating Agreement Assumption Approval.

In the event Purchaser does not secure Hotel Operating Agreement Assumption Approval (which provides for the release of Seller), on or before the date that is fifteen (15) days prior to the Closing Deadline, then this Agreement will terminate, and Purchaser shall receive a return of the Earnest Money and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement. If, however, Purchaser secures Hotel Operating Agreement Assumption Approval on or before the date provided in the preceding sentence, then at Closing, subject to the other terms and conditions herein, Purchaser will consummate the assumption of the Hotel Operating Agreement and the release of Seller. (the “Hotel Operating Agreement Assumption”). Notwithstanding anything to the contrary contained herein, the Hotel Operating Agreement and the Hotel Operating Agreement Assumption are deemed to be Permitted Exceptions hereunder for all purposes.

Notwithstanding anything in this Section 6.08 or elsewhere in this Agreement to the contrary, (a) in lieu of assuming the Hotel Operating Agreement, Purchaser reserves the right, in its sole and absolute discretion, to cause the Hotel Operating Agreement to be terminated effective on the Closing Date as provided in Section 16.6 of the Hotel Operating Agreement, and (b) in the event that Purchaser elects to terminate the Hotel Operating Agreement as provided in clause (a) preceding, (i) all fees payable to Starwood in connection with such termination shall be paid by Purchaser, (ii) Purchaser shall provide any and all required notices pursuant to Section 16.6 of the Hotel Operating Agreement, (iii) in no event shall any such termination delay the Closing beyond the Closing Deadline, and (iv) Seller shall cooperate with Purchaser in all reasonable respects in achieving such termination of the Hotel Operating Agreement including, without limitation, in delaying the Closing as necessary in connection with such termination of the Hotel Operating Agreement (but not beyond the Closing Deadline). If Purchaser elects to terminate the Hotel Operating Agreement as herein provided, the Hotel Operating Agreement Assumption Approval shall no longer be a condition to Closing nor shall the delivery of the Starwood Estoppel.

6.09     Assumption of Goldman Loan. Seller has entered into an approximately ten (10) year loan (the “Goldman Loan”) secured by the Property in the original principal amount of $150,000,000.00 from Goldman Sachs Mortgage Company (“Goldman”), as lender. The Goldman Loan is evidenced by, among other documents, the following:

(i)     Loan Agreement dated January 5, 2016 (the “Loan Agreement”) between Seller and Goldman and joined by Block 21 Service Company;

(ii)     Promissory Note dated February 1, 2016 (“Note 1”) in the original principal amount of $110,000,000.00 and Promissory Note dated February 1, 2016 (“Note 2”) in the original principal amount of $40,000,000.00, which Note 1 and Note 2 replaced original Promissory Note dated January 5, 2016 in the original principal amount of $150,000,000.00;

(iii)     Deed of Trust Assignment of Rents and Leases, Collateral Assignment of Property Agreements, Security Agreement and Financing Statement dated January 5, 2016 (the “Deed of Trust”) executed by Seller and Block 21 Service Company and recorded under Document No. 2016001309 of the Official Public Records, Texas;

(iv)     Guaranty dated January 5, 2016 (the “Guaranty”) executed by Stratus;

(v)     Guaranty of Completion dated January 5, 2016 (the “Guaranty of Completion”) executed by Stratus; and

(vi)     Environmental Indemnity dated January 5, 2016 (the “Environmental Indemnity”) executed by Seller and Stratus.

The Loan Agreement, Note 1, Note 2, Deed of Trust, Guaranty, Guaranty of Completion, Environmental Indemnity and any and all other documents, consents, modifications, instruments, cash management agreements, and deposit account control agreements of any kind or nature executed in connection with the Goldman Loan, together with all amendments thereto, in each case that are identified above in this Section 6.09 and/or on Exhibit Q-1 attached hereto, are collectively referred to in this Agreement as the “Loan Documents.” Goldman has assigned the

Goldman Loan to Wilmington Trust, National Association, as Trustee, on behalf of the Registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2016-GC36. Subject to compliance by the Seller with its obligations set forth herein, Purchaser will use commercially reasonable efforts to promptly apply for, and thereafter diligently seek to obtain, loan assumption approval on or before the Closing Deadline. Purchaser will, substantially contemporaneously with submittal to the loan servicer, provide Seller with a copy of the loan assumption application. Thereafter and subject to compliance by the Seller with its obligations set forth herein, Purchaser shall use commercially reasonable efforts to pursue final assumption approval of the Goldman Loan from the loan servicer that does not modify the material terms and provisions of the Loan Document except as are approved by Purchaser which must provide, subject to customary exceptions, for the release from and after the effective date thereof of Seller, as borrower under the Goldman Loan, and Stratus, as guarantor under the Goldman Loan (“Guarantor”), and the replacement of Guarantor with Ryman Hospitality Properties, Inc. (“Loan Assumption Approval”). The foregoing notwithstanding, the loan assumption application must not include any request to modify the existing terms and provisions of the Goldman Loan unless approved in advance, in writing by Seller. Purchaser will provide the loan servicer with annual and/or quarterly financial statements and other customary documents and certificates that the loan servicer reasonably requests to obtain the Loan Assumption Approval. Seller shall timely cooperate in good faith and with reasonable diligence with Purchaser’s and or the loan servicer’s requests in connection with obtaining the Loan Assumption Approval, including, without limitation, the execution and delivery of any documents at or prior to Closing reasonably required by the loan servicer in order to effect the Loan Assumption. Seller will not knowingly take any action, or omit to take any action, that would prevent, restrict or impact in any material way Purchaser’s ability to assume the Goldman Loan. At Closing, Purchaser will receive a credit against the Purchase Price in an amount equal to the unpaid balance of the Goldman Loan, as of the Closing Date, plus accrued, but unpaid interest, fees (except as otherwise specifically provided in the immediately following paragraph) and any other amounts owed thereunder as of the Closing Date (collectively, the “Loan Balance”).

Seller and Purchaser agree that each Party will be responsible for one-half of the fees and expenses required to be paid to the loan servicer for processing the application for the Loan Assumption Approval and obtaining the Loan Assumption Approval to the extent provided therein including the applicable loan assumption fee and fees and expenses (including mortgagee title insurance premiums and attorneys’ fees) required to be paid to, or on behalf of, the loan servicer (the “Loan Assumption Fees”). Seller and Purchaser each agree to timely pay their respective share of the Loan Assumption Fees. To the extent a Party is required to pay, or pays more than its half of the Loan Assumption Fees, the non-paying Party agrees to reimburse the paying Party for such amounts upon the earlier to occur of (i) ten days after written request for payment from the paying Party to the non-paying Party with reasonable documentation of the fees and expenses paid or (ii) the Closing Date provided that the paying Party provides the non-paying Party reasonable documentation of the fees and expenses. The foregoing payment and reimbursement obligations survive Closing and any early termination of this Agreement. Purchaser agrees to provide to Seller a copy of the final fully executed Loan Assumption Approval within two (2) business days after it receives such final fully executed Loan Assumption Approval.

In the event Purchaser does not obtain Loan Assumption Approval (which provides for the release of Seller, as borrower, and Stratus, as guarantor, as contemplated above), on or before the business day before the Closing Deadline, then Seller shall return the Earnest Money to Purchaser on such date and, effective upon such receipt, this Agreement shall terminate and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement. If, however, Purchaser obtains Loan Assumption Approval on or before the business day before the Closing Deadline, then at Closing, subject to the other terms and conditions herein, Purchaser will consummate the assumption of the Goldman Loan and the release of Seller and Stratus (the “Loan Assumption”). Notwithstanding anything to the contrary contained herein, the Loan Documents and the Loan Assumption are deemed to be Permitted Exceptions hereunder for all purposes.

Purchaser represents and warrants to Seller on the date hereof that Ryman Hospitality Properties, Inc. (“Ryman”) will be proposed as the substitute guarantor of the Goldman Loan in place of Stratus

Notwithstanding anything in this Section 6.09 or elsewhere in this Agreement to the contrary, the Parties agree and acknowledge that Purchaser shall have the right to inquire of the holder of the Goldman Loan, and seek clarification from the holder of the Goldman Loan with respect to the further assumability of the Goldman Loan in connection with subsequent sales of the Property; provided, however, Purchaser’s receipt of such clarification shall not be a condition precedent to Purchaser’s obligation to close.

6.10     Conditions to Purchaser’s Obligations. Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)     Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and other information required of Seller under Sections 5.02 and 6.07 hereof.

(b)     There has been no breach of any of Seller’s representations and warranties made in this Agreement that entitles the Purchaser to terminate this Agreement pursuant to Sections 6.01(f) and (g) above.

(c)     Seller shall have performed in all material respects all of its covenants and other obligations under Sections 6.04 and 6.10 of this Agreement.

(d)     The Title Company must unconditionally commit at Closing to issue to Purchaser the Title Policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount provided in Section 4.01 above, subject only to Permitted Exceptions as determined in accordance with this Agreement and including, without limitation, all applicable deletions of standard exceptions and endorsements permitted under applicable state law which are customarily required by institutional investors purchasing property comparable to the Property.

(e)     Purchaser shall not have elected, in its sole discretion, to terminate this Agreement as expressly provided elsewhere in this Agreement including, without limitation, Sections 4.04, 6.01(f), 6.01(g), 6.07(i), 6.07(ii), 6.07(iii), 6.07(iv), 6.07(v), 6.08 and 6.09.

Each of the conditions contained in this Section 6.10 are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser. If any condition in this Section 6.10 is not satisfied at Closing, Purchaser may, elect to not proceed to closing and terminate this Agreement in which event the Earnest Money shall be refunded to Purchaser.

6.11     Termination of Facilities Use Agreement: Seller agrees, at Seller’s sole cost and expense, to terminate the Facilities Use Agreement on or before Closing. Seller is responsible payment of the termination payment under Section 12 of the Facilities Use Agreement if applicable. The term “Facilities Use Agreement” means that certain Facilities Use Agreement dated effective September 19, 2011 between CJUF II Stratus Block 21 LLC and Stageside Productions LLC, as amended by First Amendment to Facilities Use Agreement dated January __, 2016.

6.12     Payments to Potential Claimants.

(a)     For purposes of this Agreement, the term “Potential Claimants” means and includes all persons and entities providing any labor, materials and/or services pursuant to agreements with Purchaser or others acting under Purchaser with respect to the Property.

(b)     Purchaser shall pay all sums owed to the Potential Claimants as and when such sums become due and payable. Seller will have no obligation to pay any such sums.

6.13     HSR Act and Related Governmental Approvals.

(a)     Each of Purchaser and Seller shall use commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, orders, permits, authorizations and declarations from, make all filings with, and provide all notices to, all governmental authorities which are required to consummate, or in connection with, the transactions contemplated by this Agreement and the Block 21 Service Company Contract. Without limiting the foregoing, Purchaser and the Seller shall (i) make all filings, if any, as are required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereby and the Block 21 Service Company Contract as promptly as practicable and, in any event, within ten (10) business days after the date of this Agreement, (ii) request early termination of the waiting period under the HSR Act, (iii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other governmental authority in respect of such filings or such transactions, and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that no party shall be obligated to provide to any other party any portion of it or its Affiliates’ HSR Act filing that is not customarily furnished to other parties in connection with HSR Act filings, and provided further that each of the Seller and Purchaser may redact and/or designate as “outside antitrust counsel only” portions of any document containing confidential/competitively sensitive information prior to providing such document to the non-filing party) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other governmental authority under any laws with respect to any such filing or any such transaction. The term “HSR Approval” means the expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act contemplated by this Agreement. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement and the Block 21 Service Company Contract. Each such party shall promptly inform the other party of any substantive oral communication with, and provide copies of substantive written communications with, any governmental authority regarding any such filings or any such transaction and, to the extent practicable, permit the other party to review in advance any proposed communication by such party to any governmental authority. No party shall independently participate in any formal or informal meeting with any governmental authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such governmental authority, the opportunity to attend and/or participate. Subject to applicable law, the parties shall consult and cooperate with one another in connection with the matters described in this Section 6.13, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act. As used herein, “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

(b)     Each of Purchaser and the Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by this Agreement and the Block 21 Service Company Contract under any law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of Purchaser and the Seller shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. No party may extend, or take any action that would have the effect of extending, the applicable waiting period under the HSR Act without the prior written consent of the other party. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required, in connection with the matters covered by this Section 6.13, (i) to pay any amounts (other than as set forth in Section 5.04(d)), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or Block 21 Service Company’s respective businesses, assets or operation or (v) to waive any of the express conditions set forth in this Agreement.

(c)     Notwithstanding anything herein to the contrary, Purchaser will have the sole and exclusive right to determine whether to take any actions in connection with any demands for sale, divestiture or disposition of assets or business asserted by the Antitrust Division or the FTC in connection with antitrust matters or to defend through litigation any proceeding commenced by the Antitrust Division or the FTC in connection with the transaction contemplated hereby and by the Block 21 Service Company Contract; any such determination by Purchaser shall not affect any party’s right to terminate this Agreement pursuant to any other provision of this Agreement so long as such party has up to then complied in all material respects with its obligations under this Section 6.13. Purchaser shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing; however – any proposing, negotiating, committing to and effecting any divestiture, license, disposition or limitation on freedom of action with regard to any businesses, product lines, interests, properties or assets of the Seller that is part of the proposed acquisition by Purchaser under this Agreement shall be subject to the consummation of the transactions contemplated by this Agreement.

(d)     Neither the Seller nor any of its Affiliates shall offer, suggest, propose or negotiate, or commit to or effect any sale, divestiture, lease, license, transfer, disposition, encumbrance, restriction, impairment, limitation of freedom of operation, or hold separate of any assets, licenses, properties, operations, rights, product lines, businesses, or interests with respect to the transactions contemplated by this Agreement and the Block 21 Service Company Contract, without Purchaser’s advance written consent. The Seller shall reasonably cooperate in taking any action required to be taken by any governmental authority in connection with the transactions contemplated hereby and the Block 21 Service Company Contract that is within its control and that Purchaser reasonably requests be taken so long as the effectiveness of such action is conditioned on the consummation of the transactions contemplated hereby and the Block 21 Service Company Contract; provided that the Seller shall not be required to take any actions that, individually or in the aggregate, would in the reasonable judgment of the Seller result in a negative impact on the business of the Seller if the transactions contemplated hereby are not consummated.

(e)     In the event that the Parties do not achieve HSR Approval on or before the date which is fifteen (15) days prior to the Closing Deadline, then this Agreement will terminate, the Earnest Money will be refunded to Purchaser and the Parties will have no further rights or obligations hereunder other than those that expressly survive termination of this Agreement.

6.14     Notice Regarding Possible Liability for Additional Taxes. If for the current ad valorem tax year the taxable value of the Real Property is determined by a special appraisal method that allows for appraisal thereof at less than its market value, the person to whom such property is transferred may not be allowed to qualify for that special appraisal in a subsequent tax year and such property may then be appraised at its full market value. In addition, the transfer of such property or a subsequent change in the use of such property may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of such property (collectively, the “Rollback Tax Obligations”). The taxable value of the Real Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Real Property is located. Seller shall reimburse Purchaser for any Rollback Tax Obligations assessed against Seller or the Real Property. This provision will survive Closing.

6.15     Notice Regarding Title and Legal Counsel. As required by the Texas Real Estate License Act, Seller hereby advises Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection, or that Purchaser should be furnished with or obtain a policy of title insurance. By signing this Agreement, Purchaser acknowledges receipt of this notice. Purchaser and Seller further acknowledge that they have been given the opportunity to, and are hereby advised to, consult with an attorney of their choice with regard to this Agreement, the closing documents to be executed in connection herewith and the transaction contemplated by this Agreement.

VII.

Condemnation and Casualty

7.01     Condemnation. Risk of loss resulting from any condemnation, eminent domain or expropriation proceeding which is commenced prior to Closing remains with Seller until Closing. If, prior to the Closing, all or part of the Property shall be subjected to a bona fide threat of condemnation, expropriation or other proceeding, Seller shall so notify Purchaser (the “Condemnation Notice”), and Purchaser either may elect to (i) cancel this Agreement, in which event all parties shall be relieved and released of and from any further duties, obligations, rights or liabilities hereunder and the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser, or (ii) Purchaser may declare this Agreement to remain in full force and effect and the purchase contemplated herein, subject to such damage or less any interest taken by eminent domain, expropriation or condemnation, shall be effected, and at Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards and insurance proceeds or claims that have been or that may thereafter be made for such taking. If Purchaser does not make an election within the earlier to occur of (a) five (5) business days of the date of the Condemnation Notice, or (b) the Closing Date, then Purchaser will be deemed to have elected to declare this Agreement to remain in full force and effect in accordance with option (ii) above.

7.02     Casualty.

(a)     Except as provided in Sections 7.02(b) and (c) below, the obligations of Seller and Purchaser to close the sale and purchase of the Property shall not be affected by any fire or other casualty unless: (i) in the reasonable estimate of the claims adjuster for Seller’s insurance carrier, the cost to repair or replace the Real Property due to the fire or other casualty equals or exceeds $5,000,000.00 (“Material Casualty”); (ii) Seller does not have replacement cost casualty insurance (“Adequate Replacement Cost Insurance”) in place adequate to cover the damage to the Real Property arising out of the casualty (“Uninsured Casualty Damage”); or (iii) Seller does not have rent loss insurance (“Adequate Rent Loss Insurance”) in place adequate to cover the post-Closing rents lost as a result of the casualty (“Uninsured Lost Rents”).

(b)     Purchaser may terminate this Agreement by delivering a written notice of termination to the Seller on or before the Closing Deadline if: (i) a Material Casualty occurs; (ii) a casualty occurs which is not a Material Casualty, Seller does not have Adequate Replacement Cost Insurance in place and the Parties do not enter into a written agreement establishing an amount of money to be deducted from the Purchase Price to cover the Uninsured Casualty Damage (the “Agreed Casualty Deduction”); or (iii) a casualty occurs which is not a Material Casualty, Seller does not have Adequate Rent Loss Insurance in place and the Parties do not enter into a written agreement establishing an amount of money to be deducted from the Purchase Price to cover the Uninsured Lost Rents (the “Agreed Rent Loss Deduction”).

(c)     If (i) a fire or other casualty occurs at the Real Property but does not result in a Material Casualty and (1) Seller has Adequate Replacement Cost Insurance and Adequate Rent Loss Insurance in place or (2) the Parties enter into a written agreement establishing an Agreed Casualty Deduction and/or an Agreed Rent Loss Deduction (as applicable) or (ii) a Material Casualty occurs, but Purchaser does not elect to terminate this Agreement, then and in either such event, the transaction under this Agreement shall be consummated on or before the Closing Deadline pursuant to the terms and provisions of this Agreement, but the Purchase Price will be reduced by the amount of any Agreed Casualty Deduction and/or Agreed Rent Loss Deduction and, in addition, Seller will assign to Purchaser all of Seller’s rights to any insurance proceeds (including all rights to rent loss coverage only for periods after Closing) which are payable to Seller, but have not yet been received by Seller, in connection with any fire or other casualty occurring at the Real Property between the Effective Date of this Agreement and the Closing Date, and Purchaser will receive a credit against the Purchase Price in the amount of any deductible under Seller’s casualty insurance policy.

(d)     After Closing, Seller will have no further liability or obligation to Purchaser under this Section 7.02.

VIII.

Remedies

8.01     Purchaser’s Default and Seller’s Remedies. If Purchaser fails or refuses to timely comply with Purchaser’s obligations under this Agreement or under the Block 21 Service Company Contract or is unable to do so as the result of Purchaser’s act or failure to act, or Purchaser breaches any of its representations or warranties hereunder or under the Block 21 Service Company Contract, and if Seller is not in default of any of Seller’s material obligations under this Agreement and Stratus Block 21 Investments is not in default of any of its material obligations under the Block 21 Service Company Contract, then Seller may terminate this Agreement and, as Seller’s sole and exclusive remedies: (a) recover or retain the Earnest Money as liquidated damages for the failure or refusal by Purchaser to close the purchase of the Property (“Acquisition Default”); (b) recover damages with respect to any failure by Purchaser to comply with Purchaser’s Post Termination Obligations (defined below); (c) enforce specific performance of Purchaser’s Post Termination Obligations; and (d) recover from Purchaser all costs and expenses, including reasonable attorney’s fees, incurred in connection with the recovery or retention of the Earnest Money and/or in connection with the enforcement of Purchaser’s Post Termination Obligations or the collection of damages arising out of any violation thereof. In the event of an Acquisition Default by Purchaser, the Earnest Money will be delivered to or retained by Seller as liquidated damages, and not a penalty, in full satisfaction of Seller’s claims against Purchaser with respect to the Acquisition Default only. The recovery or retention of the Earnest Money by Seller will not limit Seller’s right to exercise the remedies outlined in subparts (b), (c) and (d) set out in the first sentence of this Section 8.01. Seller and Purchaser agree that it is difficult to determine the actual amount of Seller’s damages arising out of an Acquisition Default by Purchaser, but the amount of the Earnest Money is a fair estimate of those damages which has been agreed to by the Parties in a sincere effort to make the damages certain. If this Agreement is terminated and Seller has a right to receive the Earnest Money, then Purchaser shall execute any and all documents required by the Title Company in order to release the Earnest Money to Seller.

8.02     Seller’s Default and Purchaser’s Remedies.

(a)     If Seller fails or refuses to timely comply with Seller’s obligations under this Agreement or any Affiliate of Seller fails or refuses to timely comply with its obligations with respect to the Block 21 Service Company Contract or is unable to do so as the result of Seller’s or Seller’s Affiliates act or failure to act, or Seller breaches any of its representations or warranties hereunder, or if Stratus Block 21 Investments breaches any of its representations or warranties under the Block 21 Service Company Contract, and if Purchaser is not in default of any of Purchaser’s material obligations under this Agreement or under the Block 21 Service Company Contract, then, subject to Sections 6.01(f) and (g) (and any corresponding provisions of the Block 21 Service Company Contract), Purchaser may, as Purchaser’s sole and exclusive remedy, either: (i) terminate this Agreement by giving Seller written notice of such election prior to or at Closing in which event this Agreement shall terminate, the Earnest Money shall be returned to Purchaser; or (ii) enforce specific performance of Seller’s obligations under this Agreement if and only if Purchaser complies with all of the preconditions and requirements set out in Section 8.02(c) hereinbelow. If Seller delivers to Purchaser, at or prior to the Closing, a written notice of any breach of representation, warranty or covenant by Seller which involves matters outside of Seller’s control and Purchaser elects to proceed with the Closing, then the Closing will occur without any reduction in the Purchase Price and Purchaser shall be deemed to have waived any claims Purchaser might otherwise have had against Seller with respect to any matters which are disclosed in Seller’s written notice. In addition to the foregoing Purchaser may recover from Seller all costs and expenses, including reasonable attorney’s fees, incurred in connection with Purchaser’s enforcement of Seller’s obligations under this Agreement or the recovery of the Earnest Money deposited by Purchaser under this Agreement.

(b)     If this Agreement is terminated and Purchaser has a right to receive the Earnest Money, then Seller shall execute any and all documents required by the Title Company in order to release the Earnest Money to Purchaser.

(c)     Notwithstanding any provision in this Agreement to the contrary, it is specifically agreed and understood that, for Purchaser to enforce specific performance of Seller’s obligations under this Agreement or to place a lis pendens on the Property or otherwise encumber the Property Purchaser must (i) timely tender substantial performance under this Agreement, except to the extent such performance is frustrated by any action or failure to act by (x) Seller, (y) any other Seller Party, or, (z) if resulting from or related to the Seller default giving rise to Purchaser’s effort to enforce specific performance, the Title Company, Starwood, Goldman or the loan servicer, and following such tender of substantial performance by Purchaser, Seller fails or refuses to close the transaction evidenced by this Agreement; and (ii) Purchaser institutes, within thirty (30) days after the Closing Deadline, an action in a court with jurisdiction and in the venue specified under this Agreement (the “Court”), seeking to enforce specific performance of Seller’s obligations under this Agreement. If Purchaser satisfies the foregoing requirements, then all sums held by the Title Company shall be tendered to the Court and will be retained by the Court until all disputes between the Parties related to this Agreement have been resolved, either by final non-appealable judgment or by final binding settlement agreement between the Parties. Each Party agrees to execute and deliver such joint instructions, joint motions and other instruments as may be necessary to effectuate the transfer of the funds from the Title Company to the Court contemplated under this Section 8.02(c). PURCHASER HERBY WAIVES ALL RIGHTS WHICH PURCHASER HAS OR MAY HAVE TO ENFORCE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT AND/OR TO PLACE A LIS PENDENS ON THE PROPERTY WITHOUT SATISFYING THE REQUIREMENTS AND CONDITIONS SET OUT IN THIS SECTION 8.02(c).

(d)     For purposes of this Agreement and the Block 21 Service Company Contract, the term “Covered Matters” means and refers to any breach of an express representation, warranty or covenant by Seller or Stratus Block 21 Investments under this Agreement or the Block 21 Service Company Contract or under any of the closing documents of either this Agreement or the Block 21 Service Company Contract which breach: (1) is in existence on the Closing Date; and (2) is not within the actual knowledge of Purchaser or disclosed by the Property Information. Notwithstanding any provision in this Agreement to the contrary, Purchaser’s rights to recover damages from Seller and Stratus Block 21 Investments for a Covered Matter are subject to the following limitations, agreements and requirements:

(i)     Except for the Carve Outs set forth and defined below, Purchaser will have no right to recover damages from Seller or Stratus Block 21 Investments for any breach of representation, warranty or covenant of Seller or Stratus Block 21 Investments which is not a Covered Matter. Any representation, warranty or covenant that is not either a Covered Matter, or not expressly included in any of the documents executed and delivered at Closing, will not survive Closing. All of the Covered Matters shall survive the Closing for twelve (12) months following the Closing Date, and liability for the Carve Outs shall survive the Closing for the applicable statute of limitations. Each Covered Matter shall automatically be null and void and of no further force and effect after the date which is twelve (12) months following the Closing Date unless, prior to the end of such twelve (12) month period, Purchaser shall have given Seller written notice of such Covered Matter and Purchaser then shall have commenced a legal proceeding against Seller and/or Stratus Block 21 Investments, as applicable, on or before the date that is twenty-four (24) months following the Closing Date.

(ii)     Except for the Carve Outs, Purchaser will have no right to recover damages from Seller or Stratus Block 21 Investments for any Covered Matter until damages resulting from Covered Matters (after taking into account insurance proceeds and any amounts recovered from third parties) exceed, in the aggregate, the sum of $1,375,000.00 (the “Liability Trigger”). Once the Liability Trigger has been met, then Purchaser may only recover damages for Covered Matters that are in excess, in the aggregate, of $500,000.00, subject, however, to the Maximum Recovery (defined below).

(iii)     Except for the Carve Outs, the liability of Seller and Stratus Block 21 Investments for Purchaser’s damages resulting from Covered Matters is hereby limited to $20,625,000.00 in the aggregate (the “Maximum Recovery”), regardless of whether any such liability arises from the actual or alleged negligent, willful or intentional acts or omissions of Seller, Seller or Stratus Block 21 Investments or any other Seller Party. Except for the Carve Outs, Purchaser hereby releases Seller and Stratus Block 21 Investments from all liabilities, obligations and claims of any kind or nature arising out of or in connection with the Covered Matters, to the extent that the same exceed the Maximum Recovery.

(iv)     Notwithstanding any other provision of this Agreement or the Block 21 Service Company Contract, neither the Liability Trigger nor the Maximum Recovery limitation applies to the extent of damages or losses incurred by Purchaser from the following (collectively referred to as the “Carve Outs”): (1) claims for breaches of the Existence Representation, the Third Party Approval Representation or the Authority Representation, (2) claims under the Seller Broker Indemnification (defined below), (3) claims for breaches by Seller of any Seller Lease Estoppels, Seller Association Estoppels, Seller Hospitality Estoppel or Seller Shared Facilities Estoppel, as applicable, (4) Fraud (defined below), (5) the Undisclosed Liabilities (as defined in the Block 21 Service Company Contract) and (6) any liability resulting from the Sales Tax Audit. The term “Fraud” means actual fraud involving a knowing and intentional misrepresentation by Sellers or Stratus Block 21 Service Company of a fact, or concealment of a fact, made or concealed with the intent of inducing Purchaser to enter into this Agreement or inducing Purchaser to enter into the Block 21 Service Company Contract (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation, or similar theory). The damages or losses arising from the Carve Outs will not apply toward achieving the Liability Trigger. Notwithstanding anything to the contrary set forth herein, any and all representations, warranties and covenants relating to the Carve Outs will survive for the applicable statute of limitations.

(v)     In order to secure Seller’s and Stratus Block 21 Investments responsibility for Covered Matters and Carve Outs, Seller will escrow the sum of $6,875,000.00 (the “Escrowed Funds”) at Closing with the Title Company in accordance with an escrow agreement in the form attached hereto as Exhibit R (the “Escrow Agreement”). The Escrowed Funds will be held and disbursed by Title Company in accordance with the Escrow Agreement.

(vi)     The provisions of this Section 8.02(d) shall supersede and control over each and every contrary provision contained in this Agreement or in any document or certificate executed in connection with this Agreement.

8.03     Indemnification.

(a)     Subject to any provisions of this Agreement expressly providing to the contrary:

(i)     Except for obligations expressly assumed or agreed to be assumed by Purchaser hereunder or under the Block 21 Service Company Contract, Purchaser is not assuming any obligations of Seller to third parties or any liability for claims by third parties to the extent arising out of any act, omission or occurrence which occurs, accrues or arises prior to the Closing Date, and Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser as a result of (A) obligations of Seller to third parties not expressly assumed or agreed to be assumed by Purchaser hereunder or under the Block 21 Service Company Contract, or (B) acts, omissions or occurrences to the extent that they occur, accrue or arise prior to the Closing Date and result in claims by third parties. This indemnification obligation of Seller does not include damages, accrual of costs, penalties, losses and liabilities accruing after the Closing Date.

(ii)     Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Seller as a result of (A) obligations of Seller to third parties expressly assumed or agreed to be assumed by Purchaser hereunder, or (B) acts, omissions or occurrences which result in claims by third parties to the extent that they occur, accrue or arise on or after the Closing Date.

(iii)     The provisions of this Section 8.03(a) shall not be subject to the limitation on Seller’s liability set forth in Section 8.02.

(b)     The indemnification procedures set forth in this Section 8.03 applies to all indemnification claims by either Party hereunder, under the Block 21 Service Company Contract and any of the closing documents executed in connection with the closing under this Agreement or under the Block 21 Service Company Contract (referred to as the “Transaction Documents”).

(i)     Subject to the terms and conditions of this Agreement (including, without limitation, the limitations set forth in Section 8.02), Seller and Stratus Block 21 Investments agree to jointly and severally defend, indemnify, and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, agents, and representatives (collectively, the “Purchaser Indemnitees”), from and against all Losses (as defined on Exhibit V) required to be paid by any of them to the extent resulting from (A) any breach by Seller of any of the representations or warranties made by Seller in Section 6.01 of this Agreement which have not been waived by Purchaser in accordance with Article VI above; (B) any breach by Stratus Block 21 Investments of any of the representations or warranties made by Stratus Block 21 Investments in Section 6.01 of the Block 21 Service Company Contract which have not been waived by Purchaser in accordance with Article VI of the Block 21 Service Company Contract; (C) any failure by Seller or Stratus Block 21 Investments to observe or perform its covenants and agreements set forth in this Agreement or the Block 21 Service Company Contract; (D) the matters for which Seller is obligated to indemnify Purchaser in accordance with this Agreement or closing documents executed hereunder; (E) the matters for which Stratus Block 21 Service Company is obligated to indemnify Purchaser in accordance with the Block 21 Service Company Contract or closing documents executed thereunder; (F) obligations of Purchaser expressly assumed or agreed to be assumed by Seller hereunder; (G) acts, omissions or occurrences which result in claims by third parties that occur, accrue or arise prior to the Closing Date as provided in Section 8.03(a)(i) above; or (H) the breach of any and all representations, warranties and covenants relating to the Carve Outs set forth herein.

(ii)     Purchaser agrees to defend, indemnify, and hold harmless Seller, Stratus Block 21 Investments, their Affiliates, and their respective officers, directors, employees, agents, and representatives (collectively, the “Seller Indemnitees”), from and against all Losses required to be paid by any of them to the extent resulting from (A) any representation or warranty made by Purchaser in Section 6.02 being untrue or incorrect; (B) any representation or warranty made by Purchaser in Section 6.02 of the Block 21 Service Company Contract being untrue or incorrect; (C) any failure by Seller or Purchaser to observe or perform its covenants and agreements set forth in this Agreement or the Block 21 Service Company Contract; (D) the matters for which Purchaser is obligated to indemnify Seller in accordance with this Agreement or closing documents executed hereunder; (E) the matters for which Purchaser is obligated to indemnify Purchaser in accordance with the Block 21 Service Company Contract or closing documents executed thereunder; (F) obligations of Seller expressly assumed or agreed to be assumed by Purchaser hereunder; or (G) acts, omissions or occurrences which result in claims by third parties that occur, accrue or arise on or after the Closing Date as provided in Section 8.03(a)(ii) above.

(iii)     In the case of any claim asserted by a third party against a party entitled to indemnification under the Transaction Documents (the “Indemnified Party”), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim or demand as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third-party claim (so long as the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder) or any litigation with a third party resulting therefrom; provided, however, that (A) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld, delayed or conditioned), (B) the Indemnified Party may participate in (but not control) such defense at such Indemnified Party’s expense, and (C) the failure by any Indemnified Party to give written notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under the Transaction Documents except and only to the extent that such Indemnifying Party is prejudiced by such failure to give written notice. Except with the prior consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the written notice from the Indemnified Party described above or does not diligently pursue such defense, then the Indemnified Party shall have the full right to take over and defend against any such claim or demand, at the sole cost of the Indemnifying Party to the extent that the Indemnifying Party is required to indemnify the Indemnified Party under the Transaction Documents for such claim or demand. If the Indemnified Party shall reasonably and in good faith determine that (1), if proven, (x) any such matter would reasonably be expected to expose the Indemnified Party to criminal liability, or (y) that an adverse determination with respect to such matter would reasonably be expected to materially and adversely impact the ability of Purchaser to conduct its business; (2) the Indemnified Party would reasonably be expected to have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such matter; (3) the representation of the Indemnified Party and the Indemnifying Party by a single counsel would otherwise give rise to a conflict of interest such that joint representation would be inappropriate; (4) any provision of this Agreement would serve to limit the obligation of the Indemnifying Party to fully indemnify the Indemnified Party for the full amount of any Losses which would be reasonably anticipated to result from any third party matter where it successful; or (5) the Indemnifying Party does not demonstrate to the reasonable satisfaction of the Indemnified Party the Indemnifying Party has the financial wherewithal (including as a result of any Escrowed Funds) to fully indemnify the Indemnified Party for the full amount of any Losses which would be reasonably anticipated to result from any such third party matter were it successful, then the Indemnified Party shall have the full right to take over and defend against any such claim or demand at the sole cost of the Indemnifying Party to the extent that the Indemnifying Party is required to indemnify the Indemnified Party under the Transaction Documents for such claim or demand. If the Indemnified Party defends any such third party matter, then the Indemnifying Party shall, subject to the provisions of Section 8.02(d)(ii) regarding the Liability Trigger and related provisions, if applicable, reimburse the Indemnified Party for the costs and expenses of defending such matter upon submission of periodic bills. The Indemnified Party shall not settle such claim or litigation without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned. Except with the prior consent of the Indemnifying Party, no Indemnified Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnifying Party or, if an Indemnifying Party was named or overtly threatened to be named in a proceeding, that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party of a release from all liability with respect to such claim or litigation. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Section 8.03(b) and the records of each shall be reasonably available to the other with respect to such defense.

(iv)     With respect to any claim for indemnification under the Transaction Documents which does not involve a third-party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim setting forth, to the extent known by the Indemnified Party at the time of the notice, in reasonable detail (A) the facts and circumstances giving rise to such claim for indemnification, (B) a reference to the provisions of the Transaction Documents in respect of which such Losses have been incurred or expected to be incurred, and (C) the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith estimate of the amount of Losses that could reasonably be expected to be incurred, provided, however, that the failure of any Indemnified Party to give any details in such written notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under the Transaction Documents except and only to the extent that such Indemnifying Party is materially prejudiced by such failure to provide such detail(s) in the written notice.

The Indemnifying Party may acknowledge and agree by written notice to the Indemnified Party in writing to satisfy such non-third party claim within thirty (30) days of receipt of written notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of written notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such written notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within thirty (30) days of receipt of written notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (1) the Indemnifying Party has acknowledged and agreed (or has been deemed to have acknowledged and agreed) to pay any claim pursuant to this Section 8.03(b), (2) any dispute under this Section 8.03(b) has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (3) any dispute under this Section 8.03(b) has been finally resolved in favor of indemnification by a final and non-appealable order of a court of competent jurisdiction or other tribunal having jurisdiction over such dispute, then, within thirty (30) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party to such account and in such manner as is designated in writing by the Indemnified Party.

(v)     For so long as any portion of the Escrow Funds remains in escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement, prior to seeking to recover damages in a direct action against Seller or Status Block 21 Investments with respect to any Losses recoverable from Seller or Stratus Block 21 Investments in accordance with this Agreement, Purchaser shall seek recourse against the Escrow Funds pursuant to the Escrow Agreement.

(vi)     Each Indemnified Party will use commercially reasonable efforts to (A) tender all matters that are reasonably likely to give rise to a claim for indemnification under the Transaction Documents and which are covered by insurance to the applicable insurance companies under the applicable insurance policies maintained by the Indemnified Party, and (B) to mitigate the Losses incurred by the Indemnified Party with regard to all matters that are reasonably likely to give rise to a claim for indemnification under the Transaction Documents. In addition, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party in pursuing claims against third parties who may be responsible for all or a portion of the Losses giving rise to a claim for indemnification against Indemnifying Party pursuant to the Transaction Documents. The amount of any Losses recoverable by an Indemnified Party under this Agreement shall exclude the amount of any insurance recovery and any recovery against a third party.

(vii)     All indemnification payments made by Seller or Stratus Block 21 Investments under this Agreement or the Block 21 Service Company Contract to the extent permitted by Applicable Law shall be treated by the Parties as an adjustment to the Purchase Price for purposes of Taxes.

8.04     Notice and Opportunity to Cure. For purposes of this Agreement, the term “Non-Curable Default” shall mean and refer to: (a) any failure by Purchaser to deliver the Earnest Money on a timely basis as required under this Agreement; and/or (b) any failure by either Party to deliver to the Title Company, on or before the Closing Deadline, all funds, documents and other items necessary to close the transaction under this Agreement. In the event of any breach of any representation, warranty or covenant by either Party or any other default (other than a Non-Curable Default) by either Party (the breaching or defaulting Party being referred to herein as the “Defaulting Party”) the other Party (the “Non-Defaulting Party”) will not exercise any of such Non-Defaulting Party’s rights or remedies under this Agreement until and unless the Non-Defaulting Party has provided to the Defaulting Party a written notice of the breaches or defaults of the Defaulting Party (the “Default Notice”) and the Defaulting Party has failed to remedy or cure the breaches or defaults specified in the Default Notice within fifteen (15) days after the date of the Non-Defaulting Party’s delivery of the Default Notice. In the event of any Non-Curable Default by the Defaulting Party, the Non-Defaulting Party may, at its option and election, afford notice and opportunity to cure to the Defaulting Party, but it is expressly agreed and understood that the Non-Defaulting Party has no duty to afford any such notice or opportunity to cure to the Defaulting Party. Rather, the Non-Defaulting Party may, if the Non-Defaulting Party so elects, exercise any right or remedy which the Non-Defaulting Party may have with respect to any Non-Curable Default, without necessity of providing to the Defaulting Party any notice or opportunity to cure. Further, in the event of any failure of a condition precedent to the obligations of a Party under this Agreement, such Party will not exercise any of its rights or remedies under this Agreement until and unless such Party has provided to the other Party a written notice of the failure of condition precedent and the other Party has failed to satisfy the condition precedent within fifteen (15) days after the date of delivery of such notice to the other Party.

8.05     Purchaser’s Post Termination Obligations. If this Agreement is terminated for any reason (either by Purchaser or by Seller), then Purchaser shall: (a) restore the Real Property to the condition which existed prior to any inspections, tests or other activities of Purchaser and/or any of the Purchaser Parties; (b) pay to Seller the full amount of the Independent Contract Consideration (to the extent and only to the extent that the same has not been previously delivered by Purchaser to Seller); (c) remove all liens against the Property which have arisen due to any activities of Purchaser or any of the Purchaser Parties; (d) satisfy all of Purchaser’s obligations under Sections 3.03, 3.04, 3.05, 6.05, and 6.12 of this Agreement and compensate Seller for all damages arising out of any breach or default by Purchaser with respect to those obligations; and (e) reimburse Seller for all expenses, costs and liabilities of any kind or nature (including without limitation attorneys’ fees and court costs) incurred by Seller in connection with the enforcement of any of the obligations of Purchaser under this Section 8.05 and/or in connection with the performance by Seller of any of the obligations of Purchaser under this Section 8.05. All of the obligations of Purchaser under the immediately preceding sentence are referred to in this Agreement collectively as the “Post Termination Obligations”. Notwithstanding any provision in this Agreement to the contrary, the Post Termination Obligations shall survive any termination of this Agreement, and the Post Termination Obligations shall not (regardless of any liquidated damages provisions in this Agreement) be deemed to be satisfied in whole or in part by the delivery to Seller of all or any portion of the Earnest Money.

8.06     Disposition of the Earnest Money.

(a)     Notwithstanding any provision in this Agreement to the contrary, the provisions in this Agreement relating to the Earnest Money shall survive any termination of this Agreement.

(b)     If the sale and purchase of the Property is consummated under the terms and provisions of this Agreement, then the Earnest Money will be credited and applied against the cash sums which are payable by Purchaser at the Closing.

(c)     If this Agreement is terminated under the terms and provisions of Sections 4.04, 6.01(f), 6.081(g), 6.07, 6.08, 6.09, 6.13, 7.01 or 7.02 of this Agreement, the Earnest Money will be promptly disbursed to Purchaser.

(d)     If Seller terminates this Agreement under the terms and provisions of Section 8.01 of this Agreement, then the Earnest Money will be retained by and/or promptly disbursed to Seller after such termination.

(e)     If Purchaser terminates this Agreement under the terms and provisions of Section 8.02 of this Agreement, then the Earnest Money will be retained by and/or promptly disbursed to Purchaser after such termination.

8.07     WAIVER OF JURY TRIAL. THE PARTIES BOTH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL DISPUTES OF ANY KIND OR NATURE WHICH ARE BASED ON OR WHICH ARISE OUT OF OR IN CONNECTION WITH: (A) THIS AGREEMENT; OR (B) ANY DOCUMENT, INSTRUMENT OR OTHER AGREEMENT WHICH IS EXECUTED OR IS CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT; OR (C) ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY WHICH RELATES TO, CONCERNS OR ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT. THE FOREGOING WAIVER SHALL APPLY TO ANY AND ALL LITIGATION OF ANY KIND OR NATURE, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, AND WHETHER RELATED TO ANY DIRECT CLAIM, COUNTERCLAIM, CROSS CLAIM OR THIRD PARTY CLAIM. EACH PARTY CERTIFIES TO THE OTHER PARTY THAT NO REPRESENTATIVE, AGENT OR COUNSEL OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR IMPLICITLY, TO SUCH PARTY THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER. NO REPRESENTATIVE, AGENT OR COUNSEL OF EITHER PARTY HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS WAIVER OF JURY TRIAL. EITHER PARTY MAY FILE A COPY OF THIS SECTION 8.07 WITH ANY COURT AS CONCLUSIVE EVIDENCE THAT BOTH PARTIES HAVE WAIVED THEIR RIGHTS TO TRIAL BY JURY. THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

8.08     Enforcement Costs. In the event of any dispute between the Parties arising out of or in connection with this Agreement, the prevailing Party in such dispute shall be entitled to recover from the non-prevailing Party all of the prevailing Party’s costs and expenses in connection with such dispute, including without limitation court costs, expert witness fees and reasonable attorney’s fees.

8.09     Special Damages. ANYTHING IN THIS AGREEMENT OR BLOCK 21 SERVICE COMPANY CONTRACT TO THE CONTRARY NOTWITHSTANDING, SELLER, STRATUS BLOCK 21 INVESTMENTS, AND PURCHASER HEREBY EXPRESSLY WAIVE, RELEASE, AND RELINQUISH ALL CLAIMS, DAMAGES AND ACTIONS FOR, AND AGREE THAT EACH OTHER PARTY SHALL NOT BE LIABLE FOR, ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SIMILAR-TYPE DAMAGES BY REASON OR IN CONSEQUENCE OF ITS DEFAULT HEREUNDER OR UNDER ANY OF THE CLOSING DOCUMENTS EXECUTED AT CLOSING.

8.10     Survival. The provisions of this Article VIII shall survive the Closing or any termination of this Agreement.

IX.

Notices

9.01     Delivery of Notices. Any notice, communication, request, reply or advice (severally and collectively referred to as “Notice”) in this Agreement provided or permitted to be given, made or accepted by either Party to the other must be in writing. Notice may, unless otherwise provided herein, be given or served: (a) by depositing the same in the United States Mail, certified, with return receipt requested, addressed to the Party to be notified and with all charges prepaid; or (b) by depositing the same with Federal Express or another service guaranteeing “next day delivery”, addressed to the Party to be notified and with all charges prepaid; or (c) by delivering the same to such Party, or an agent of such Party by telecopy, by electronic email, or by hand delivery. Notice deposited in the United States mail in the manner hereinabove described shall be deemed effective from and after the earlier of the date of actual receipt or three (3) days after the date of such deposit. Notice given in any other manner shall be effective only if and when received by the Party to be notified. For the purposes of notice, the addresses of the Parties shall, until changed as provided below, be as follows:

Seller:	STRATUS BLOCK 21, L.L.C.
212 Lavaca Street, Suite 300
Austin, Texas 78701
Attn: William H. Armstrong, III
Telephone No. (512) 478-5788
Facsimile No. (512) 478-6340
E-mail: barmstrong@stratusproperties.com

With required copy to:
Armbrust & Brown, PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attn: Kenneth Jones

Telephone No.: (512) 435-2312
Facsimile No.: (512) 435-2360
E-mail: kjones@abaustin.com

Purchaser:	Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Bennett Westbrook
Telephone: (615) 316-6436
Email: bwestbrook@rymanhp.com

With copies to:	Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Scott Lynn
Telephone: (615) 316-6180
Email: slynn@rymanhp.com

And	Foley Gardere
2021 McKinney Avenue, Suite 1600
Dallas, Texas 75201
Attn: Clifford J. Risman
Telephone: (214) 999-4287
Email: crisman@foley.com

The Parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other Party. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, however: (i) Seller may furnish any Property Information to Purchaser by sending such information to a representative of Purchaser via electronic mail or by providing Purchaser with information pursuant to which Purchaser may access the Property Information via any website or other form of file sharing arrangement established by Seller; and (ii) the Title Commitment, the Title Review Documents, the Existing Survey and all updates thereto may be delivered to Purchaser by the Title Company sending those items to a representative of Purchaser via electronic mail or by providing Purchaser with information pursuant to which Purchaser may access those items via any website or other form of file sharing arrangement established by the Title Company. Seller is not required to deliver the Property Information, the Title Commitment, the Title Review Documents, the Existing Survey, or any updates to any of the foregoing to Purchaser pursuant to the notice provisions set out above.

X.

Real Estate Commissions

10.01     Real Estate Commissions.

(a)     Seller and Purchaser acknowledge and agree that the only broker who has been involved with the origination and negotiation of this Agreement is Savills Inc., a New York corporation (the “Broker”).

(b)     Seller agrees that Seller will be solely responsible for all commissions, fees and other charges of any kind or nature which may be payable to the Broker in connection with the transaction evidenced by this Agreement. Seller agrees to hold harmless, defend and indemnify Purchaser from any and all claims, suits, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising from any claims made by, through or under Broker, with respect to any such commissions, fees or charges (the “Seller Broker Indemnification”).

(c)     Seller and Purchaser each represents and warrants to the other that there are no real estate sales commissions payable to any person or entity in connection with the transaction evidenced by this Agreement (other than any commissions and other sums payable by Seller to the Broker). Seller and Purchaser agree to hold harmless, defend, and indemnify each other from any and all claims, suits, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and court costs) resulting from any claims made by any broker, agent, finder, or salesman for any real estate sales commission or other compensation, reimbursement or payment of any kind or nature which is alleged to be owed based upon an agreement with the indemnifying party.

(d)     The Broker is a not party to this Agreement. This Agreement may be amended or terminated without notice to or the consent of the Broker. The absence of Broker’s signature shall not in any way affect the validity of this Agreement or any amendment to this Agreement.

(e)     Purchaser understands and hereby acknowledges that Broker has no authority to bind Seller to any agreements of any kind or nature or to any warranties or representations regarding the Property.

(f)     The obligations of the Parties contained in this Section 10.01 shall survive the Closing or any termination of this Agreement.

XI.

Miscellaneous Provisions

11.01     Survival of Covenants. The obligations, representations, warranties, covenants and agreements of the Parties set out in this Agreement shall only survive the Closing to the extent so provided in this Agreement.

11.02     Entire Agreement. This Agreement, the Block 21 Service Company Contract, and any other agreements between the Parties expressly referenced herein contain the entire agreement of the Parties hereto and supersedes any prior agreement regarding the Property and all prior discussions, outlines, letters of intent and understandings of the Parties. There are no other agreements, oral or written, between the Parties regarding the Property and this Agreement can be amended only by written agreement signed by the Parties hereto, and by reference made a part hereof.

11.03     Binding Effect. This Agreement, and the terms, covenants, and conditions herein contained, shall be covenants running with the land and shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the Parties hereto.

11.04     Effective Date. The Effective Date of this Agreement and other similar references herein are deemed to refer to the date on which this Agreement has been executed by both Seller and Purchaser.

11.05     Time. Time is of the essence in all things pertaining to the performance of this Agreement, including without limitation all dates, deadlines and periods of time referred to in this Agreement. All references in this Agreement to specific times shall mean and refer to local time in Austin, Texas.

11.06     Business Days. For purposes of this Agreement, the term “business day” or “business days” shall mean and refer to all calendar days, other than Saturdays, Sundays and days on which the U.S. Federal Reserve Bank of Dallas is closed. If any deadline set forth in this Agreement falls on a day which is not a business day or if any period of time provided for in this Agreement ends on a day which is not a business day, then the applicable deadline or period shall be extended to the first succeeding day which is a business day.

11.07     Assignment. Purchaser may assign Purchaser’s rights under this Agreement to one or more entities, each of which is an Affiliate (hereinafter defined) of Purchaser (each a “Permitted Assignee”) if and only if: (i) Purchaser gives Seller prior written notice of the assignment; (ii) the Permitted Assignee specifically assumes all obligations of Purchaser under this Agreement as if such Permitted Assignee were the original Purchaser hereunder, (iii) such assignment does not relieve Purchaser of its obligations hereunder; and (iv) such assignment does not conflict with or delay the Loan Assumption or the Hotel Operating Agreement Assumption. Otherwise, this Agreement may not be assigned by the Purchaser without the written consent of Seller. For purposes of this Agreement, the term “Affiliate” means an entity controlled by, controlling or under common control with Purchaser.

11.08     Severability. If any provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then, and in that event, it is the intention of the Parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the Parties to this Agreement that in lieu of each provision of this Agreement that is illegal, invalid, or unenforceable, there be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.

11.09     Waiver. Any failure by a Party hereto to insist, or any election by a Party hereto not to insist, upon strict performance by the other Party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver thereof or of any other term, provision, or condition hereof, and such Party shall have the right at any time or times thereafter to insist upon strict performance of any and all of the terms, provisions, and conditions hereof.

11.10     Applicable Law and Venue. The construction and validity of this Agreement shall be governed by the laws of the State of Texas. Venue shall be in a court of appropriate jurisdiction in Travis County, Texas.

11.11     Article and Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions therein.

11.12     Grammatical Construction. Wherever appropriate, the masculine gender may include the feminine or neuter, and the singular may include the plural, and vice versa.

11.13     No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum, affidavit or other instrument evidencing this Agreement or relating hereto (other than the closing documents contemplated hereunder) shall ever be recorded in the Real Property Records of Travis County, Texas, or in any other public records. Should Purchaser ever record or attempt to record any such instrument, then, notwithstanding any provision herein to the contrary, such recordation or attempted recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein: (i) Purchaser shall be personally liable to Seller for any damages incurred by Seller as a result of such recordation or attempted recordation, together with all attorney’s fees and other costs and expenses of any kind or nature incurred by Seller as a result of such recordation or attempted recordation; and (ii) Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the Real Property Records of Travis County, Texas.

11.14     Force Majeure. If either Party is delayed or prevented from performing any of its obligations under this Agreement (other than the obligation to pay any sum of money and the obligation to consummate the Closing) by reason of strikes, lockouts, labor troubles, work stoppages, shortages of materials, transportation delays, failure of power, riots, insurrections, war, acts of God, floods, storms, weather (including delays due to rain or wet ground), fire or other casualty, or any other cause beyond such Party’s control (other than third party consents or approvals), the period of such event, plus the period of delay caused by such event, shall be deemed to be added to the time period herein provided for the performance any such obligation by the applicable Party.

11.15     Confidentiality. Reference is made to that certain Confidentiality and Nondisclosure Agreement dated June 10, 2019 between Seller and Purchaser, as amended by that certain letter amendment dated November 5, 2019 between Seller and Purchaser (the “Existing Confidentiality Agreement”). The Parties hereby ratify the terms and conditions of the Existing Confidentiality Agreement and agree that the Confidentiality Agreement remains in full force and effect. In addition, each of Purchaser and Seller agree that the existence of this Agreement and the terms and provisions of this Agreement (collectively, the “Confidential Information”) shall be kept confidential, and neither Purchaser nor Seller will disclose the Confidential Information to any person or entity other than: (a) the Title Company; (b) any employee, attorney, auditor, investor, partners, consultants, Affiliates, or agent of Purchaser who is actively assisting Purchaser in Purchaser’s proposed acquisition of the Property under this Agreement; (c) any employee, attorney, auditor, investor, partners, consultants, Affiliates, sources of financing or equity, or agent of Seller who is actively assisting Seller with regard to Seller’s sale of the Property under this Agreement; (d) the loan servicer in applying for and processing the Goldman Loan Assumption and any parties assisting the loan servicer in that regard; (e) Starwood in applying for and processing the Hotel Operating Agreement Assumption and any parties assisting Starwood in that regard; (f) any person or entity to whom disclosure is required by law, court order or other similar requirement; or (g) any disclosure by Seller or Seller’s Affiliates or Purchaser or Purchaser’s Affiliates which are required by virtue of its status as a publicly traded company, and any disclosure permitted by the following paragraph. The term Confidential Information will not include information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 11.15.

Both Parties acknowledge that either or both Parties, or their respective Affiliates, may be required to report the Parties’ entry into this Agreement and the Block 21 Service Company Contract in their filings with the U.S. Securities and Exchange Commission, and that copies of this Agreement and the Block 21 Service Company Contract, and/or a summary of the terms thereof, will be filed publicly, unless otherwise determined by both Parties. Seller and Purchaser that they will cooperate with each other in issuing one or more separate or joint press releases with regard to this Agreement and/or the Block 21 Service Company Contract. Unless jointly approved by both Parties, such approval not to be unreasonably withheld, no Party will issue a press release regarding this Agreement and/or the Block 21 Service Company Contract prior to Closing hereunder. The Parties will afford one another a reasonable opportunity to review and comment on any permitted public disclosure regarding this Agreement and/or the Block 21 Service Company Contract in advance of disclosure by the disclosing Party.

The terms and provisions of this Section 11.15 will terminate upon the Closing.

11.16     Exculpation. Notwithstanding any provision in this Agreement to the contrary, it is agreed and understood that Purchaser shall look solely to the assets of Seller and Stratus Block 21 Investments in the event of any breach or default by Seller under this Agreement or any breach or default by Stratus Block 21 Investments under the Block 21 Service Company Contract, and not to the assets of: (a) any person or entity which is a partner in Stratus Block 21 Investments, or which otherwise owns or holds any ownership interest in Stratus Block 21 Investments, directly or indirectly (each such partner or other holder or owner of any interest in Stratus Block 21 Investments being referred to herein as a “Subtier Owner”); (b) any person or entity which is a member, manager or partner in or otherwise owns or holds any ownership interest in any Subtier Owner, whether directly or indirectly; (c) any person or entity serving as an officer, director, employee or otherwise for or in Seller or Stratus Block 21 Investments; or (d) any person or entity serving as an officer, director, employee or otherwise for or in any Subtier Owner. This Agreement is executed by one or more persons (the “Signatories”, whether one or more) of Seller and Stratus Block 21 Investments solely in their capacities as representatives of the Seller, Stratus Block 21 Investments or a Subtier Owner and not in their own individual capacities. Purchaser hereby releases and relinquishes the Signatories from any and all personal liability for any matters or claims of any kind which arise under or in connection with or as a result of this Agreement. The foregoing release of liability shall be effective with respect to and shall apply to all claims against any members, managers and partners of any Subtier Owner regardless of whether such claims arise as a result of any liability which the Signatories may have as members, managers or partners of the Seller, Stratus Block 21 Investments or any Subtier Owner, or otherwise.

11.17     Execution. To facilitate execution: (a) this Agreement may be executed in any number of counterparts as may be convenient or necessary; (b) it shall not be necessary that the signatures of all Parties be contained in any one counterpart; (c) the signature pages taken from separate individually executed counterparts of this instrument may be combined to form multiple fully executed counterparts; and (d) a facsimile signature or a signature sent by electronic mail shall be deemed to be an original signature for all purposes. All executed counterparts of this instrument shall be deemed to be originals, but all such counterparts, when taken together, shall constitute one and the same agreement.

EXECUTED by Seller and Purchaser on the counterpart signature pages attached to this Agreement.

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE

AND PURCHASE BY AND BETWEEN STRATUS BLOCK 21, L.L.C., AS “SELLER”

AND RYMAN HOSPITALITY PROPERTIES, INC., AS “PURCHASER”

Executed by the undersigned on the date or dates set out hereinbelow.

SELLER:
STRATUS BLOCK 21, L.L.C., a Delaware limited liability company
By:	STRATUS BLOCK 21 MANAGER, L.L.C.,
a Texas limited liability company, its Manager

	By:	/s/ Erin D. Pickens

Name:	Erin D. Pickens

	Title:	Senior Vice President

Date:	December 9, 2019

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE

AND PURCHASE BY AND BETWEEN STRATUS BLOCK 21, L.L.C. AS “SELLER”

AND RYMAN HOSPITALITY PROPERTIES, INC., AS “PURCHASER”

Executed by the undersigned on the date or dates set out hereinbelow.

PURCHASER:	RYMAN HOSPITALITY PROPERTIES, INC.,
a Delaware corporation

	By:	/s/ Bennett Westbrook
Printed Name: Bennett Westbrook
Title: E.V.P.

Date: 12/9/19

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE

AND PURCHASE BY AND BETWEEN STRATUS BLOCK 21, L.L.C., AS “SELLER”

AND RYMAN HOSPITALITY PROPERTIES, INC., AS “PURCHASER”

JOINDER OF STRATUS BLOCK 21 INVESTMENTS, L.P.

Stratus Block 21 Investments is joining in the execution of this Agreement for the limited purpose of (i) consenting hereto, (ii) agreeing to the terms and provisions of Section 2.01, Section 8.02(d) and Section 8.03, and (iii) agreeing to enter into the Escrow Agreement at Closing.

Executed by the undersigned on the date or dates set out hereinbelow.

STRATUS BLOCK 21 INVESTMENTS, L.P., a Texas limited partnership
By:	STRATUS BLOCK 21 INVESTMENTS GP, L.L.C.,
a Texas limited liability company, its General Partner
	By:	/s/ Erin D. Pickens
		Name:	Erin D. Pickens
		Title:	Senior Vice President

Date:	December 9, 2019

WAIVER OF DECEPTIVE TRADE PRACTICES ACT

TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH OF SELLER AND PURCHASER HEREBY WAIVES ALL OF THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (THE TEXAS BUSINESS AND COMMERCE CODE; SECTION 17.41, ET SEQ.), SAVE AND EXCEPT THE PROVISIONS OF SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE. EACH OF SELLER AND PURCHASER WARRANTS AND REPRESENTS TO THE OTHER THAT (A) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION AS TO ANY PROVISION OF THIS AGREEMENT OR AS TO ANY MANNER CONTAINED HEREIN, (B) IT IS A SOPHISTICATED ENTITY AND (C) IT IS REPRESENTED BY LEGAL COUNSEL OF ITS OWN CHOOSING IN NEGOTIATING THE TERMS OF THIS AGREEMENT. FURTHER, THE CONSIDERATION FOR THE PURCHASE OF THE PROPERTY IS IN EXCESS OF FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00). THIS WAIVER IS MADE KNOWINGLY.

PURCHASER:	RYMAN HOSPITALITY PROPERTIES, INC.,
a Delaware corporation

	By:	/s/ Bennett Westbrook
Printed Name: Bennett Westbrook
Title: E.V.P.

Date: 12/9/19

SELLER:	STRATUS BLOCK 21, L.L.C.,
a Delaware limited liability company
		By:	STRATUS BLOCK 21 MANAGER, L.L.C.,
a Texas limited liability company, its Manager

		By:	/s/ Erin D. Pickens
		Name:	Erin D. Pickens
		Title:	Senior Vice President

		Date:	December 9, 2019

TITLE COMPANY RECEIPT

Heritage Title Company of Austin, Inc. acknowledges receipt of this Agreement, executed and, if needed, initialed, by both Seller and Purchaser this 9 day of December, 2019.

HERITAGE TITLE COMPANY OF AUSTIN, INC.

By:	/s/ Amy Love Fisher
Printed Name: Amy Love Fisher
Title: Senior Vice President

LIST OF EXHIBITS

TO

Agreement of Sale and Purchase

Between

Stratus Block 21, L.L.C., as Seller,

and

Ryman Hospitality Properties Inc., as Purchaser

The following list of exhibits is provided pursuant to Item 601(a)(5) of Regulation S-K. These exhibits, except Exhibit R, have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Stratus will furnish supplementally a copy of the exhibits to the Securities and Exchange Commission upon request.

Exhibit A	Property Description

Exhibit A-1	Tenant Leases

Exhibit A-2	Contracts

Exhibit A-3	Reserve Accounts

Exhibit A-4	Personalty

Exhibit A-5	Vehicles

Exhibit A-6	Intangible Personal Property

Exhibit A-7	Excluded Assets

Exhibit A-8	Equipment Leases

Exhibit B	Purchase Price Allocation Methodology

Exhibit B-1	Insured Closing Letter

Exhibit C	Property Information

Exhibit D	Form of Special Warranty Deed

Exhibit E	Form of Assignment and Assumption of Leases and Security Deposits

Exhibit F	Form of Assignment and Assumption of Contracts

Exhibit G	Form of General Assignment and Assumption Agreement

Exhibit H	Form of Tenant Notice Letter

Exhibit I	Litigation Schedule

Exhibit J	Governmental Notice Schedule

Exhibit K	Tenant Estoppel Form

Exhibit L	Association Estoppel Form

Exhibit M	Seller Hospitality Estoppel

Exhibit N	Starwood Estoppel Form

Exhibit O	KLRU Estoppel Form

Exhibit P	Shared Facilities Estoppel Form

Exhibit Q	Reserved

Exhibit Q-1	Schedule of Loan Documents

Exhibit R	Post-Closing Escrow Agreement[1]

Exhibit S	Rent Roll

Exhibit T	Assignment of Declarant Rights

Exhibit U	Hotel Proration Exhibits

Exhibit V	Certain Definitions

[1]	Exhibit R has been filed as an exhibit to the Agreement of Sale and Purchase.

EXHIBIT R

POST-CLOSING ESCROW AGREEMENT

POST-CLOSING ESCROW AGREEMENT

This Post-Closing Escrow Agreement (“Agreement”) is made and entered into as of                     , 20        , by and among                                 , a                                                       (“Seller”),                                         , a                                      (“Purchaser”), and                                  (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, Seller and                                                      , a                                                       (“Original Purchaser”), entered into an Agreement of Sale and Purchase dated as of                             , 20         (as amended, the “PSA”);

WHEREAS, Original Purchaser assigned its rights under the PSA to Purchaser pursuant to that certain                                                       dated as of                             , 20        ;

WHEREAS, the Closing (as defined in the PSA) has occurred on the date hereof; and

WHEREAS, Seller and Purchaser are executing and delivering this Agreement pursuant to Section 8.02 of the PSA; and

WHEREAS, Seller has on the date hereof deposited with Escrow Agent, to be held in accordance with the terms of this Agreement, Six Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($6,875,000.00) (the “Escrow Amount”), to be held and applied in accordance with the provisions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE ESCROW ACCOUNT

Section 1.01     Establishment of Escrow Account. Escrow Agent agrees to establish a segregated account (the “Escrow Account”) at its office located at                     , Texas, and has received for deposit therein the Escrow Amount. In no event shall Seller be required to deposit any additional funds, other than the original Escrow Amount, in the Escrow Account or otherwise replenish the Escrow Account. The Escrow Amount and any interest, accretions or earnings with respect thereto less any distributions made in accordance with the terms of this Agreement (hereinafter collectively referred to as the “Escrow Funds”) shall be held for the benefit of Seller and Purchaser in the Escrow Account and applied, in accordance with this Agreement, to secure the rights of Purchaser in respect of certain claims against Seller which survive Closing as more particularly described in the PSA (“Claims”).

Section 1.02     Authorized Investments. At any time during the existence of the Escrow Account, such portion of the Escrow Funds not then needed for the making of payments to any other party hereto shall be deposited by Escrow Agent in a deposit account or money market account at a state or national bank approved by Seller whose deposit accounts are insured by the FDIC to the maximum extent eligible under then-current FDIC regulations, upon instruction by Seller. During the term of this Agreement, all income with respect to the Escrow Funds shall be for the account of Seller. All investments of the Escrow Funds pursuant to this Agreement shall be at the risk and for the benefit of Seller. If Seller fails to instruct Escrow Agent concerning the investment of any of the Escrow Funds, then Escrow Agent shall invest the Escrow Funds in a money market deposit account at a state or national bank approved for Escrow Agent’s other deposits. Escrow Agent is hereby authorized and directed by Seller and Purchaser to sell any such investments as shall be necessary to make any disbursements required hereunder to be made to Purchaser or Seller.

Section 1.03     Payments to Seller and Purchaser.

(a)     At the opening of business on the date (the “Pay-Out Date”) that is thirteen (13) months after the date of this Agreement, Escrow Agent shall reserve in the Escrow Account, in accordance with Section 1.04 below, such portion of the Escrow Funds (up to, but not exceeding, the entire amount thereof) equal to one hundred ten percent (110%) of the amount that would then be needed to satisfy the amount of the Pending Claims (as hereinafter defined) which have been received by Escrow Agent prior to such date pursuant to Section 1.04 below and, then, Escrow Agent shall immediately transfer on such date to Seller the remaining portion of the Escrow Funds, if any, which have not been reserved pursuant to this Section 1.03(a). Upon request by Escrow Agent, Seller and Purchaser shall promptly confirm to Escrow Agent jointly in writing the amount of the Escrow Funds to be reserved in accordance with the foregoing provisions, and Escrow Agent may condition its transfer to Seller of the remaining Escrow Funds upon receipt of such joint written instructions. After the Pay-Out Date and when all Pending Claims by Purchaser are finally paid, compromised, settled, arbitrated or litigated, Escrow Agent shall from time to time pay and disburse to Seller any amounts in excess of the aggregate amount made the subject of any remaining Pending Claims. Upon request by Escrow Agent, Seller and Purchaser shall promptly confirm to Escrow Agent jointly in writing the amount of any such payments or disbursements to be made accordance with the foregoing provisions, and Escrow Agent may condition any such payment or disbursement upon receipt of such joint written instructions.

(b)     From time to time, Escrow Agent shall transfer the Escrow Funds in the Escrow Account to Seller or to Purchaser upon the joint instructions of Seller and Purchaser as all or any portion of Purchaser’s Claim is finally paid, settled or arbitrated.

(c)     All amounts paid by Escrow Agent to Seller or Purchaser from the Escrow Account shall include all interest earned upon such amounts and shall be by cashier’s check or wire transfer of immediately available funds to an account designated in writing by Seller or Purchaser, as the case may be.

Section 1.04     Reservation for Claims. The amount of the claims by Purchaser against Seller for any Claims that have been received by Escrow Agent on or prior to the Pay-Out Date and which have not been satisfied out of the Escrow Funds or otherwise (or withdrawn by Purchaser) shall hereinafter be referred to as the “Pending Claims.” The portion, if any, of the Escrow Funds to be reserved by Escrow Agent pursuant to Section 1.03(a) with respect to Pending Claims shall be the aggregate dollar amount of the Claims by Purchaser as to which Escrow Agent shall have received written notice from Purchaser in accordance with Section 2.01 below on or prior to the Pay-Out Date less (i) the aggregate dollar amount of such Claims as to which Purchaser has received payment as of the Pay-Out Date and (ii) the aggregate dollar amount of Claims as to which Purchaser and Seller shall have informed Escrow Agent as of the Pay-Out Date are no longer being asserted or have been otherwise waived by Purchaser or dismissed in any related legal proceeding.

Section 1.05     Rights to Escrow Funds. The Escrow Funds in the Escrow Account shall be for the exclusive benefit of Purchaser, Seller and their respective successors and assigns, and no other person, firm or corporation shall have any right, title or interest therein; and any claim of any person to the Escrow Funds, or any part thereof, shall be subject and subordinate to the prior right thereto and lien of Purchaser and Seller.

Section 1.06     Joint Instructions. Notwithstanding any provision contained herein to the contrary, Escrow Agent is authorized and directed to transfer Escrow Funds in accordance with the joint written instructions of Seller and Purchaser.

ARTICLE II

CLAIM

Section 2.01     Notice of Claim. In the event that Purchaser shall have a good faith Claim against Seller, Purchaser shall give written notice of such Claim to Escrow Agent and to Seller on or prior to the Pay-Out Date; provided, however, that Purchaser may not make a claim under this Escrow Agreement for Claims that are, in the aggregate, in excess of the “Post-Closing Liability Cap” (herein so called, pursuant to the PSA, meaning $6,875,000.00). Purchaser shall promptly furnish Escrow Agent with proof of delivery of such notice to Seller. Such notice shall specify that Purchaser has a bona fide, good faith belief that it is entitled to the amount(s) claimed and shall set forth in reasonable detail the amount of the Claim and the facts which form the basis for such Claim. To the extent such Claim is fixed or liquidated in amount, the notice shall so state and such fixed or liquidated amount shall be deemed to be the amount of such Claim (to the extent so fixed or liquidated) against the Escrow Amount. To the extent the amount of such Claim is not fixed or liquidated, the notice shall so state and, in such event, such Claim (to the extent not fixed or liquidated) shall be deemed asserted against the lesser of (x) Purchaser’s good faith estimate of the Claim and (y) the remaining amount of the Escrow Fund; provided that no payment shall be made on account of the unfixed or unliquidated portion of such claim until the amount of such portion is fixed or liquidated.

Section 2.02     Payment of Undisputed Claim. If Seller shall not, within thirty (30) days after receipt of such notice, advise Purchaser and Escrow Agent that Seller disputes the Claim described in such notice or the timeliness of such notice, then Escrow Agent is, at the end of such

30-day period, hereby authorized and directed to pay to Purchaser from the Escrow Fund the amount of such Claim, together with all interest earned upon such amount, except as set forth in the last sentence of Section 2.01. Upon request by Escrow Agent, Seller and Purchaser shall promptly confirm to Escrow Agent jointly in writing the amount of any such payments or disbursements to be made accordance with the foregoing provisions, and Escrow Agent may condition any such payment or disbursement upon receipt of such joint written instructions.

Section 2.03     Disputed Claim. If Seller shall, within thirty (30) days after receipt of notice of a Claim hereunder, notify Purchaser and Escrow Agent in writing that Seller in good faith disputes the Claim described in such notice or the timeliness of such notice, then Purchaser, on the one hand, and Seller, on the other hand, shall endeavor in good faith to settle and compromise such Claim, and if unable to do so, Purchaser shall, as a condition to preserving such Claim, file an action on such Claim within twenty-four (24) months after the date of this Agreement or the same shall be forever barred and shall no longer constitute Pending Claims. Upon resolution of such dispute, Purchaser and the Seller shall give the Escrow Agent joint written instruction to release the Escrow Funds in accordance with the terms of such resolution.

ARTICLE III

ESCROW AGENT

Section 3.01     Appointment of Escrow Agent. Seller and Purchaser hereby appoint                     ,                     , Texas, to serve as Escrow Agent, and Escrow Agent hereby accepts, under the terms of this Agreement, such appointment and the agency created hereby.

Section 3.02     Resignation and Removal of Escrow Agent. Escrow Agent may resign by giving notice in writing of such resignation to each other party hereto, specifying a date not less than sixty (60) days after the date of such notice when such resignation shall become effective. Escrow Agent may be removed at any time with the written consent of each of the other parties hereto. If Escrow Agent shall resign or be removed, Seller and Purchaser shall appoint, as soon as possible, a successor Escrow Agent. Any successor Escrow Agent shall be deemed to have qualified as Escrow Agent and to have accepted the responsibilities hereunder when such successor shall have executed three (3) counterparts of this Agreement and shall have delivered one (1) counterpart to each of Seller and Purchaser. Upon such qualification and acceptance, the rights, powers, duties and obligations of the original Escrow Agent hereunder shall be possessed and assumed by the successor Escrow Agent with the same effect as though such successor had originally been Escrow Agent under this Agreement.

Section 3.03     Maintenance of Records; Reports. Escrow Agent shall maintain adequate records relating to amounts in the Escrow Account, and shall deliver quarterly reports to the other parties hereto identifying and specifying the status of any investments of Escrow Funds and specifying the balance of amounts held in the Escrow Account.

Section 3.04     Liability of Escrow Agent. Escrow Agent undertakes to perform such duties and obligations and only such duties and obligations as are expressly set forth herein, and no implied duties or obligations shall be read into this Agreement. Escrow Agent may rely upon any instrument or signature Escrow Agent believes in good faith to be genuine and to have been presented or signed by the proper party or parties. Escrow Agent may consult with counsel and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Escrow Agent shall not have any liability or responsibility in connection with any representations, warranties or covenants of other parties contained in, or any other provisions of, the PSA.

Section 3.05     Indemnification. Seller hereby agrees to indemnify Escrow Agent against any and all liabilities attributable to any act or omission of Seller that may arise by reason of Escrow Agent’s acting as Escrow Agent under this Agreement excluding, however, liabilities arising out of Escrow Agent’s gross negligence, bad faith or willful misconduct. Purchaser hereby agrees to indemnify Escrow Agent against any and all liabilities attributable to any act or omission of Purchaser that may arise by reason of Escrow Agent’s acting as Escrow Agent under this Agreement excluding, however, liabilities arising out of Escrow Agent’s gross negligence, bad faith or willful misconduct.

Section 3.06     Fees and Expenses.

(a)     For its services hereunder, Escrow Agent shall not be entitled to any fee.

(b)     Seller, on the one hand, and Purchaser, on the other hand, agree that if Escrow Agent shall incur or suffer any other reasonable costs, charges, damages or attorneys’ fees on account of being Escrow Agent hereunder or on account of having received the Escrow Funds hereunder (including, without limitation, costs, charges, damages and reasonable attorneys’ fees as a result of litigation involving this Agreement or the Escrow Funds), then such costs, charges, damages or fees (including, without limitation, reasonable attorneys’ fees incurred by Escrow Agent in connection with any such litigation) shall be paid by whichever of Seller, on the one hand, and Purchaser, on the other hand, whose action gave rise to such cost, charge, damage or fee or, in the case of any cost, charge, damage or fee arising in connection with, or the subject of, litigation, in such other manner as the court in which such litigation occurs may direct, unless arising from the gross negligence, bad faith or willful misconduct of Escrow Agent. If it is not possible to determine which of Seller or Purchaser is the cause of such expenses, or a court does not otherwise direct, Seller and Purchaser shall share such costs and expenses equally.

(c)     Notwithstanding the foregoing provisions of this Section 3.06 and any other provision of this Agreement, Escrow Agent hereby expressly acknowledges and agrees that it shall have no lien or other right, nor any claim, on any Escrow Funds in respect of amounts owed or which may be owed to Escrow Agent by Seller or Purchaser.

Section 3.07     Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Funds, or should a substitute escrow agent fail to be designated as provided in Section 3.02 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrow Funds until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Escrow Funds, Purchaser and Seller hereby jointly and severally agree to reimburse Escrow Agent for its attorneys’ fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

Section 3.08     Tax Matters. Set forth on Exhibit A hereto are the taxpayer identification numbers of Purchaser and Seller. Each of Purchaser and the Seller shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Escrow Funds and may also result in the assessment of a penalty and Escrow Agent’s being required to withhold tax on any interest or other income earned on the Escrow Funds. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

ARTICLE IV

MISCELLANEOUS

Section 4.01     Notices. Any notices or notifications to be given hereunder shall be in writing and shall be delivered: (i) by email provided that such notice is also given by one of the other permitted delivery methods, (ii) by overnight delivery service, or (iii) by personal delivery, in each case addressed to the location shown below or such other addresses as the respective party may direct in writing to the other. Such notice shall be deemed effective (A) on the day actually delivered to an overnight delivery service, (B) upon transmission (as determined by the time stamp on the sender’s email system) of the delivery of the email when delivered by email, or (C) upon such personal delivery:

Seller:

Attn:
Telecopy:
with a copy to:

Attn:
Telecopy:
Purchaser:

Attn:
Telecopy:
with a copy to:	Foley Gardere

2021 McKinney Avenue, Suite 1600
Dallas, Texas 75201-3340
Attn: Clifford J. Risman
Telecopy: (214) 999-4667
and with a copy to:

Attn:
Telecopy:
Escrow Agent:

Attn:
Telecopy:

Section 4.02     Representations and Warranties.

(a)     Purchaser represents and warrants to Seller and Escrow Agent that:

(i)     Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power to execute, deliver and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement; and

(ii)     this Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding agreement.

(b)     Seller represents and warrants to Purchaser and Escrow Agent that:

(i)     Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power to execute, deliver and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement; and

(ii)     this Agreement has been duly executed and delivered by Seller and constitutes its valid and binding agreement.

(c)     Escrow Agent represents and warrants to Seller and Purchaser that:

(i)     Escrow Agent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power to execute, deliver and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement; and

(ii)     this Agreement has been duly executed and delivered by Escrow Agent and constitutes its valid and binding agreement.

Section 4.03     Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 4.04     Termination. This Agreement shall terminate upon the occurrence of the earlier of (i) agreement on the part of Seller and Purchaser and (ii) payment by Escrow Agent of all of the Escrow Funds in accordance with this Agreement. Notwithstanding any termination of this Agreement, the provisions of Section 3.04, Section 3.05 and Section 3.06 shall survive such termination and remain in full force and effect.

Section 4.05     Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties hereto.

Section 4.06     Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the transactions contemplated by this Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All exhibits a referred to herein and attached hereto are incorporated herein by reference.

Section 4.07     Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser, Seller and Escrow Agent.

Section 4.08     Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

Section 4.09     Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any party other than the parties hereto.

Section 4.10     Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Texas without regard to conflict of laws principles.

Section 4.11     Enforcement; Venue; Service of Process. In the event any party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys’ fees and expenses actually incurred by it in connection therewith. Subject to the provisions of Section 4.05 hereof and without waiving the same, the parties hereto agree that this Agreement shall be performable in Travis County, Texas and that the sole and exclusive venue for any proceeding involving any claim under or relating to this Agreement shall be in Travis County, Texas. The parties hereto agree that the service of process or any other papers upon any of them by any of the methods specified in and in accordance with Section 4.01 (other than by facsimile) shall be deemed good, proper, and effective service upon them.

Section 4.12     Captions; References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. References to a “Section” or “Subsection” when used without further attribution shall refer to the particular sections or subsections of this Agreement.

Section 4.13     Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser, Seller and Escrow Agent.

Section 4.14     Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by or on behalf of each of the parties hereto as of the day and year first above written.

PURCHASER:

,
a

By:
Name:
Title:

SELLER:

,
a

By:
Name:
Title:

ESCROW AGENT:

By:
Name:
Title:

EXHIBIT A

Name and Address of Seller	Taxpayer Identification No.

Attn:

Name and Address of Purchaser	Taxpayer Identification No.

Attn: